EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

among:

EBAY INC.,

a Delaware corporation,

PAYPAL, INC.,

a Delaware corporation,

PAYPAL INTERNATIONAL LIMITED,

a company incorporated in the Republic of Ireland,

and

VERISIGN, INC.,

a Delaware corporation

Dated as of October 10, 2005

i.

TABLE OF CONTENTS

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ii.

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iii.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of October 10, 2005, by and among: VERISIGN, INC., a Delaware corporation (“Seller”); EBAY INC., a Delaware corporation (“Parent”); PAYPAL, INC., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Parent; and PAYPAL INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland and a wholly owned subsidiary of Purchaser (“International” and together with Purchaser, “Purchasers”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITAL

Seller and Purchasers wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to Purchasers and/or an affiliate of Purchasers and assumption of the Assumed Liabilities (as defined in Section 1.5) by Purchaser on the terms set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS.

1.1 Sale of Transferred Assets. Subject to Section 1.2, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchasers and/or (at Purchaser’s discretion) an affiliate of Purchasers, at the Closing, the following properties, rights, interests and tangible and intangible assets, whether existing as of the date of this Agreement or acquired during the Pre-Closing Period and whether owned by Seller or a Subsidiary of Seller (the “Transferred Assets”), on the terms and subject to the conditions set forth in this Agreement:

(a) Patents and Patent Applications: All of the patents, patent applications and patent rights to inventions that are identified on Schedule 1.1(a), and any counterparts, reissues, divisions, extensions, continuations and continuations in part of, and any other patents claiming priority from, any of the foregoing, in each case in any jurisdiction in the world (the patents, patent applications, patent rights to inventions, counterparts, reissues, divisions, extensions, continuations and continuations in part of, and any other patents claiming priority from, any of the foregoing referred to in this Section 1.1(a) being referred to in this Agreement as the “Transferred Patents”).

(b) Trademarks, Tradenames and Service Marks: All of the tradenames, trademarks, service marks and other marks (including brand names, product names, logos, and slogans) and applications therefor that are identified on Schedule 1.1(b) and all rights therein (the tradenames, trademarks and service marks and rights therein referred to in this Section 1.1(b) being referred to as the “Transferred Marks”).

(c) Domain Names: All of the domain name registrations and uniform resource locators (“URLs”) that are identified on Schedule 1.1(c) and all rights therein (the domain name registrations, URLs and rights therein referred to in this Section 1.1(c) being referred to as the “Transferred Domain Names”).

(d) Other Intellectual Property and Intellectual Property Rights: All of the Intellectual Property and Intellectual Property Rights (other than: (i) patents, patent applications, patent rights and rights in patentable inventions; (ii) tradenames, trademarks, service marks and other marks (including brand names, product names, logos, and slogans) and applications therefor and rights therein; and (iii) domain names, URLs and rights therein) that are owned by Seller or any Subsidiary of Seller and necessary for the conduct of, or that are primarily used in or held for use for, the Business, including the Intellectual Property and Intellectual Property Rights referred to in Schedule 1.1(d) (the Transferred Patents, Transferred Marks and Transferred Domain Names, together with the Intellectual Property and Intellectual Property Rights referred to in this Section 1.1(d), being referred to in this Agreement as the “Transferred IP”).

(e) Customer/Merchant Base: All contact information, files and other data possessed by Seller or any of Seller’s Subsidiaries to the extent related to the direct customers, merchants, reseller partners and processors of the Business that have not Opted Out and all Cleansed Data (but not any other information or data) contained or included in Seller’s Pay 1 database (whether or not the direct customer, merchant, reseller partner or processor linked to such Cleansed Data has Opted Out).

(f) Fixed Assets: All computer equipment and other tangible assets of Seller or any Subsidiary of Seller identified on Schedule 1.1(f) (the tangible assets referred to in this Section 1.1(f) being referred to in this Agreement as the “Transferred Fixed Assets”); provided, however, that unless the Seller Contract identified in item #1 on Schedule 4.10 has been amended as set forth on Schedule 4.10 prior to the Closing, the tangible assets identified in Part 2.4 of the Disclosure Schedule (the “Australian Fixed Assets”) shall not be included in the Transferred Fixed Assets.

(g) Contracts: All rights of Seller or any Subsidiary of Seller under: (i) the Seller Contracts identified on Schedule 1.1(g)(i) (the “Shared Seller Contracts”) to the extent that such rights relate to the Business or any Business Offering; (ii) the Seller Contracts related to the Business that are merchant agreements and that Seller or any Subsidiary of Seller has entered into pursuant to the corresponding Standard Form Agreement (as defined in Section 2.5(b)), other than the Shared Seller Contracts (the “Standard Merchant Agreements”); (iii) the Seller Contracts related to the Business that are confidentiality agreements, employee proprietary information and invention assignment agreements or similar agreements, to the extent that such rights relate to the Business or the Transferred Assets; (iv) the Seller Contracts identified on Schedule 1.1(g)(iv) (the “Other Business Contracts”); (v) the Seller Contracts related to the Business that are entered into by Seller or any Subsidiary of Seller during the Pre-Closing Period in compliance with Sections 4.2(d) and 4.2(e); (vi) the Seller Contracts related to the Business that are entered into by Seller or any Subsidiary of Seller during the Pre-Closing Period that, in the timeframe contemplated by the parenthetical clause at the end of Section 1.2(d), Purchaser notifies Seller at any time (either before or after the Closing) are to be included in the Transferred Assets; (vii) if and only if the Seller Contract identified in item #1 on Schedule 4.10 has been amended as set forth on Schedule 4.10 prior to the Closing, the Seller Contracts identified on Schedule 1.1(g)(vii) to the extent that such rights relate to the Business or any Business Offering (the “Australian Contracts”); and (viii) the Seller Contracts, if any, and to the extent the rights under such Seller Contracts are assignable in whole or in part without further payment, liability or obligation on behalf of Seller, that are either (A) license agreements for the operating systems on the data center hardware and development and quality assurance hardware that are included in the Transferred Fixed Assets, or (B) service contracts, extended warranties, and other similar agreements for the data center hardware and development and quality assurance hardware that are included in the Transferred Fixed Assets.

(h) Claims: All Claims (including Claims for past infringement of Transferred IP) of Seller or any Subsidiary of Seller against other Persons relating to the Transferred Assets (regardless of whether or not such Claims have been asserted by Seller or any Subsidiary of Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery related to the Transferred Assets possessed by Seller or any Subsidiary of Seller (regardless of whether such rights are currently exercisable).

(i) Promotional Materials, Records, Etc.: All advertising and promotional materials, and all books (including log books), records, files, data, notebooks, research reports, computer databases, and computer email archives, including programming diagrams, development documentation, specifications and specification negotiations, written customer configurations, written financial arrangements, security documentation and certifications, and related third party information (collectively, “Records”), in each case that are necessary for the conduct of, or are primarily used in or held for use for, the Business and in each case excluding personally identifiable data for any Transferred Customer (as defined in Section 9.3(a)) that has Opted Out (the “Transferred Records”).

(j) Post-Closing Revenue: All rights of Seller or any Subsidiary of Seller to recognize revenues following the Closing Date under or pursuant to any Seller Contract that is assumed by Purchaser hereunder.

(k) Goodwill: All goodwill of the Business.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that neither Seller nor any Subsidiary of Seller is selling, assigning, transferring, conveying or delivering (nor does Seller or any such Subsidiary have any obligation to assign, transfer, convey or deliver) to Purchasers or an affiliate of Purchasers, and the Transferred Assets shall not include, any assets that are not Transferred Assets (the “Excluded Assets”). For greater clarity, the Excluded Assets include:

(a) the assets specifically identified on Schedule 1.2(a);

(b) all rights, interests and claims of Seller under this Agreement, the Transactional Agreements to which Seller is a party and any other agreements between Seller and any of its Subsidiaries and Parent or Purchaser and any of its affiliates;

(c) all corporate minutes and stock books of account of Seller and its Subsidiaries, blank stock certificates, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and other documents relating to the organization, maintenance and existence of Seller and its Subsidiaries as a corporation;

(d) all Seller Contracts relating to the Business entered into during the Pre-Closing Period in violation of Section 4.2(d) or Section 4.2(e), unless, prior to the Closing, Purchaser notifies Seller in writing that such Seller Contract is a Transferred Asset (it being understood that if during the Pre-Closing Period Seller or any Subsidiary of Seller enters into a Seller Contract relating to the Business in violation of Section 4.2(d) or Section 4.2(e), then notwithstanding this clause “(d)” or clause “(e)” of this Section 1.2, Purchaser shall be entitled (but not required) to designate such Seller Contract as a Transferred Asset at any time (either before or after the Closing) within 10 days after Seller provides Purchaser with a copy of such Seller Contract and notifies Purchaser that such Seller Contract was entered into during the Pre-Closing Period in violation of Section 4.2(d) or Section 4.2(e));

(e) all contracts, agreements, arrangements, commitments and undertakings to which Seller or its Subsidiaries are a party or is bound or to which its assets are subject that are not described in Section 1.1(g);

(f) any cash, cash equivalents, receivables or amounts invoiced (other than amounts invoiced in advance of the scheduled billing date therefor) that have not yet been recorded as receivables of Seller relating to the Business that exist or are accrued prior to or as of the Closing Date;

(g) all rights of recovery related to the receivables and other amounts described in Section 1.2(f);

(h) all assets or rights that relate to the Employee Plans of Seller;

(i) any Contracts, assets or rights that are necessary for the conduct of, or that are primarily used in or held for use for, Seller’s payment and billing services as part of Seller’s prepaid, postpaid and content business within Seller’s communications business, other than any Contracts, assets or rights included in the Seller Business Software that is included in the Transferred Assets, the Transferred Patents, the Transferred Marks, the Transferred Domain Names, the Transferred Fixed Assets, the Shared Seller Contracts, the Standard Merchant Contracts, the Other Business Contracts or the Australian Contracts;

(j) all Governmental Authorizations; and

(k) if the Seller Contract identified in item #1 on Schedule 4.10 has not been amended as set forth on Schedule 4.10 prior to the Closing, the Australian Contracts and the Australian Fixed Assets.

1.3 Agreements Relating to Transfer of Transferred Assets.

(a) Seller shall electronically transfer all of the Transferred IP to Purchasers or an affiliate of Purchasers promptly following the Closing and shall not deliver any Transferred IP to Purchasers or any affiliate of Purchasers on any tangible medium. In the event any tangible Transferred Asset is inadvertently transferred to Purchasers together with any Transferred IP, such tangible asset shall be returned to Seller, the Transferred IP thereon shall be removed by Seller, Seller shall transfer such tangible Transferred Asset back to Purchasers without such Transferred IP, and Purchasers shall irretrievably remove such Transferred IP that was originally acquired on a tangible medium from Seller’s computers or other electronic media. Promptly following any electronic transmission of any Transferred IP, Seller shall execute and deliver to Purchaser a certificate in a form reasonably acceptable to Purchaser and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; (v) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions; and (vi) a certification that no Transferred IP was transferred to Purchasers or any affiliate of Purchasers on any tangible personal property.

(b) Except as expressly set forth in Section 1.3(c), Purchaser and Seller shall cooperate and work together to transfer promptly the Transferred Assets to Purchasers and shall take all other steps reasonably required to enable Purchasers to obtain possession of and good and valid title to, the Transferred Assets. Within five days after the Closing, each party will appoint a representative from its organization with appropriate technical expertise for the purpose of evaluating and transferring the Transferred Assets to Purchaser. Such individuals will consult with other members of each party’s organization as needed to accomplish such evaluation and transfer.

(c) For the avoidance of doubt, Seller may retain possession of the following Transferred Assets:

(i) subject to the parenthetical clause at the end of this sentence, any Transferred Assets that are necessary for the performance by Seller of its obligations under the Transition Services Agreement (as defined in Section 5.6(a)), solely for the use permitted under the Transition Services Agreement and only for the term of the Transition Services Agreement (it being understood that Seller shall deliver all such Transferred Assets to Purchasers promptly following the end of the term of the Transition Services Agreement and, subject to clauses “(ii),” “(iii)” and “(iv)” below, Seller shall promptly destroy any and all copies of such Transferred Assets that remain in the Seller’s possession following such delivery to Purchasers);

(ii) subject to the parenthetical clause at the end of this sentence, a copy of the Transferred IP that is expressly licensed by Purchaser to Seller pursuant to the terms of the License Agreement, solely for the use permitted under the License Agreement and only for the term of the License Agreement (it being understood that, subject to clause “(iii)” below, promptly following the end of the term of the License Agreement, Seller shall destroy any and all copies of such Transferred IP);

(iii) a copy of all contact information, files and other data possessed by Seller or any of Seller’s Subsidiaries solely to the extent related to the customers, merchants, reseller partners and processors of any of Seller’s businesses other than the Business and solely to the extent currently used in any of Seller’s businesses other than the Business (it being understood that: (A) subject to clause “(B)” of this sentence, any such information, files or other data may be used only to the extent necessary for the operation of Seller’s businesses other than the Business; and (B) any such information, files or other data that prior to the Closing was maintained as confidential information by Seller or any Subsidiary of Seller will be continued to be maintained as confidential information of Seller or any Seller Subsidiary following the Closing using the same standard of care and protection regarding non-disclosure as Seller and its Subsidiaries used prior to the Closing but in any event no less than a reasonable standard of care;

(iv) subject to the parenthetical clause at the end of this sentence, a copy of all Transferred Records that are financial records or information, financial files and other financial data related to the customers, merchants, reseller partners and processors of the Business solely to the extent necessary for (and for use solely for): (A) the preparation of tax returns and financial statements which are the responsibility of Seller; (B) the management and handling of any tax audits and tax disputes; (C) complying with any audit request; or (D) satisfying liabilities related to the Business that are not Assumed Liabilities (it being understood that: (1) such Transferred Records will only be accessible by financial and legal employees and advisors of Seller and its Subsidiaries having a need to access such Transferred Records to perform the obligations set forth above, and (2) with respect to any such Transferred Records that prior to the Closing were maintained as confidential information by Seller or any Subsidiary of Seller will be continued to be maintained as confidential information of Seller or any Seller Subsidiary following the Closing using the same standard of care and protection regarding non-disclosure as Seller and its Subsidiaries used prior to the Closing but in any event no less than a reasonable standard of care; and

(v) subject to the parenthetical clause at the end of this sentence, a copy of all Transferred Records applicable to (and for use solely for) complying with any subpoena or other investigative demand by any Governmental Body or for any civil litigation, provided that: (A) with respect to any Transferred Records that include, embody, incorporate, are derived from or relate to any of the Transferred IP, any such Transferred Records may be: (1) subject to clause “(3)” of this sentence, retained and available only to the internal and external legal counsel to Seller; (2) used solely for the defense of the legal proceedings referred to in Part 2.5(h) of the Disclosure Schedule or any other legal proceedings that may arise after the Closing; and (3) disclosed to a third party in connection with any legal proceedings referred to in this clause “(v)” only if: (w) Seller provides Purchaser with at least five business days prior notice of such proposed disclosure; (x) at the request of Purchaser, seeks a protective order or other appropriate protection with respect to such Transferred Records; (y) uses its reasonable best efforts to limit the disclosure of such Transferred Records to the greatest extent possible; and (z) uses its reasonable best efforts to cause such Transferred Records to be treated confidentially by each Person to whom they are disclosed; and (B) with respect to any other Transferred Records: (1) subject to clause “(2)” of this sentence, retained and available only to the internal and external legal counsel to Seller; and (2) disclosed to a third party only in connection with the legal proceedings referred to in this clause “(v)” and only if: (x) Seller provides Purchaser with at least five business days prior notice of such proposed disclosure; (y) Seller uses its reasonable best efforts to limit the disclosure of such Transferred Records to the greatest extent possible; and (z) Seller uses its reasonable best efforts to cause such Transferred Records to be treated confidentially by each Person to whom they are disclosed.

1.4 Purchase Price.

(a) As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets pursuant to this Agreement:

(i) subject to Section 1.4(b), at the Closing, Purchaser shall pay (or cause to be paid) to Seller, in cash, an amount equal to $370,000,000 (the “Consideration”), by wire transfer to an account number provided to Purchaser by Seller prior to the Closing; and

(ii) at the Closing, Purchaser shall assume the Assumed Liabilities (as defined in Section 1.5(b)) by delivering to Seller a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”).

(b) Notwithstanding anything to the contrary contained in this Agreement, Purchaser may, at any time after December 1, 2005, but prior to the Closing Date, elect to have Parent issue shares of Parent Common Stock to Seller in lieu of all or any portion of the Consideration (such election being referred to as the “Stock Payment Election”); provided, however, that Purchaser may not make the Stock Payment Election: (i) unless the shares of Parent Common Stock issuable to Seller are covered by an effective registration statement on Form S-3 and are not subject to restrictions on public resale under applicable U.S. securities laws; (ii) unless the shares of Parent Common Stock to be issued in the Transactions shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market; (iii) if all of the conditions set forth in Sections 5 and 6 have been satisfied or waived on or prior to December 1, 2005; and (iv) there shall not have occurred (and there shall not be reasonably likely to occur) any effect, change, event or other circumstance relating to Parent that could result in a suspension of the use of the Registration Statement (as defined in the Registration Rights Agreement) or any prospectus or prospectus supplement relating thereto. In the event that Purchaser makes the Stock Payment Election, at the Closing, Purchaser shall, in lieu of the cash payment set forth in Section 1.4(a)(i):

(i) pay (or cause to be paid) to Seller an amount in cash equal to the Consideration less the portion of the Consideration to which the Stock Payment Election applies (such portion being referred to as the “Stock Payment Amount”); and

(ii) cause Parent to issue to Seller the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient of the Stock Payment Amount divided by the Parent Average Stock Price.

1.5 Assumption of Liabilities.

(a) Except as set forth in Section 1.5(b), neither Purchaser nor any affiliate of Purchaser shall assume any Liabilities of Seller or any Subsidiary of Seller (whether or not related to the Business or the Transferred Assets), including, but not limited to: (i) any Tax Liabilities of Seller or any Subsidiary of Seller; (ii) any Liabilities of Seller or any Subsidiary of Seller relating to accounts payable, accrued liabilities, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Transferred Assets; (iii) any wages or salaries or other Liabilities relating to any employee of Seller or any Subsidiary of Seller, including the Retained Employment Liabilities (as defined in Section 9.1(c)) but excluding any Post-Hiring Date Employment Liabilities; (iv) any Liability of Seller or any Subsidiary of Seller under the Shared Seller Contracts; and (v) any other Liabilities of Seller or any Subsidiary of Seller.

(b) Notwithstanding Section 1.5(a), Purchaser and/or (at Purchaser’s discretion) an affiliate of Purchaser shall assume the following obligations and liabilities (the “Assumed Liabilities”): (i) the obligations of Seller or, if applicable, the applicable Subsidiary of Seller, under the Standard Merchant Agreements and the Other Business Contracts; (ii) the obligations of Seller or, if applicable, the applicable Subsidiary of Seller, under the Shared Seller Contracts to the extent that such obligations relate to the Business Offerings only; (iii) if and only if the Seller Contract identified in item #1 on Schedule 4.10 has been amended as set forth on Schedule 4.10 prior to the Closing, the obligations of Seller or, if applicable, the applicable Subsidiary of Seller, under the Australian Contracts, to the extent that such obligations relate to the Business Offerings only; (iv) the obligations of Seller or, if applicable, the applicable Subsidiary of Seller, under any other Seller Contracts relating to the Business entered into during the Pre-Closing Period in full compliance with Sections 4.2(d), 4.2(e)(i) and 4.2(e)(ii); and (v) the obligations of Seller or, if applicable, the applicable Subsidiary of Seller, under any other Seller Contracts relating to the Business that are entered into during the Pre-Closing Period to the extent that Purchaser notifies Seller at any time (either before or after the Closing) that such Seller Contracts are Transferred Assets, but in any case (under clauses “(i),” “(ii), “ “(iii),” “(iv)” and “(v)” of this sentence) only to the extent that such obligations: (A) arise after the Closing Date; (B) do not arise from or relate to any breach by Seller or any Subsidiary of Seller of any provision of any of such Contracts; (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts; and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts; provided, however, that Purchaser shall not assume any obligations or have any rights under any Seller Contract that is a Specified Asset (as defined in Section 10.1(a)) until such time as such Seller Contract is deemed to have been assigned and transferred to Purchaser in accordance with Section 10.1(a).

1.6 Sales Taxes. Seller shall bear and pay (or cause one or more of its Subsidiaries to bear and pay) any sales taxes, value added taxes, use taxes, transfer taxes, documentary charges or similar taxes, charges or fees (collectively, “Transfer Fees”) that may become payable in connection with the sale of the Transferred Assets to Purchasers; provided, however, that in the event that any portion of the Consideration allocated to the Transferred Fixed Assets on the Consideration Allocation Schedule (as defined in Section 1.7) exceeds the aggregate book value of the Transferred Fixed Assets carried by Seller on its books as of the date of this Agreement, then Purchaser shall bear and pay any Transfer Fees that become payable on the portion of such allocated Consideration that exceeds the aggregate book value of such Transferred Fixed Assets. Notwithstanding anything to the contrary contained in this Agreement, any Transfer Fees resulting from Seller’s failure to deliver any Transferred IP to Purchasers by electronic transmission in accordance with Section 1.3(a) shall be borne and paid entirely by Seller, unless Purchaser requests in writing that Seller deliver such Transferred IP to Purchaser in the form of tangible personal property as a result of Purchaser’s inability to receive, download or accept electronic delivery of such Transferred IP by Seller. Upon request by Purchaser, Seller shall provide to Purchaser a receipt for any amounts paid by Purchaser pursuant to this Section 1.6.

1.7 Allocation. The Consideration shall be allocated among the Transferred Assets in accordance with a schedule to be prepared in accordance with the valuation assigned to the Transferred Assets by a nationally recognized, independent, third-party valuation firm selected by Purchaser within 60 days following the Closing Date (the “Consideration Allocation Schedule”) (it being understood that the Consideration Allocation Schedule shall be prepared in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder), and neither Purchaser, Parent nor Seller shall file (and shall not permit any of their Subsidiaries or affiliates to file) any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with the allocation set forth on the Consideration Allocation Schedule. To the extent that Purchasers plan to use any of the Transferred Assets outside of the United States, Purchaser may identify such Transferred Assets (the “non-US Transferred Assets”) at or prior to the Closing and allocate a portion of the Consideration to such non-US assets to be paid by any affiliate of Purchaser identified by Purchaser. For this purpose, a preliminary allocation of the Consideration between the US Transferred Assets and the non-US Transferred Assets will be provided by Purchaser to Seller at or prior to the Closing, subject to adjustment as set forth in the Consideration Allocation Schedule.

1.8 Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 5 and 6, the closing of the sale of the Transferred Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP in Palo Alto, California, at a time and date (no later than the fifth business day after the satisfaction or waiver of the last of the conditions set forth in Sections 5 and 6 to be satisfied, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) to be agreed upon by Purchaser and Seller. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place.

2. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants, to and for the benefit of the Purchaser Indemnified Persons, as follows:

2.1 Due Organization. Seller and each Subsidiary of Seller that owns any Transferred Assets or is otherwise involved in the Business is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2 Equipment; Fixed Assets.

(a) Part 2.2(a) of the Disclosure Schedule accurately identifies as of the date of this Agreement all computer equipment and other tangible assets of Seller or any Subsidiary of Seller that are necessary for the conduct of, or are primarily used in or held for use for, the Business.

(b) All of the Transferred Fixed Assets: (i) are (and will as of the Closing be) structurally sound, free of material defects and deficiencies; (ii) are in good condition and repair in all material respects (ordinary wear and tear excepted); and (iii) are (and will as of the Closing be) adequate in all material respects for the uses to which they are currently being put (it being understood that removing any Transferred IP from any Transferred Fixed Asset for purposes of compliance with Section 1.3(a) shall not, in and of itself, constitute a breach of this Section 2.2(b) with respect to such Transferred Fixed Asset).

2.3 Financial Statements; Customers; Services.

(a) Seller has delivered to Purchaser (i) the unaudited statement of revenues and expenses of the Business for the year ended December 31, 2004, (ii) the unaudited statement of revenues and expenses of the Business for the eight months ended August 31, 2005; and (iii) the unaudited list of fixed assets of the Business as of August 31, 2005 (the financial statements referred to in clauses “(i),” “(ii)” and “(iii)” of this sentence being collectively referred to as the “Business Unit Financial Statements”). The revenues, direct expenses and fixed assets included in the Business Unit Financial Statements were prepared in accordance with generally accepted accounting principles in the United States. The Business Unit Financial Statements have been prepared with due care in accordance with the books and records of Seller. The Business Unit Financial Statements present fairly in all material respects the revenues, direct expenses and fixed assets of the Business for the relevant periods referred to above. Seller has delivered to Purchaser the unaudited statement of revenues and expenses (in Australian dollars) for Seller’s Australian payments business for the nine months ended September 30, 2005 (the “Australian Statement”). The revenues and direct expenses included in the Australian Statement were prepared in accordance with generally accepted accounting principles in Australia. The Australian Statement has been prepared with due care in accordance with the books and records of VeriSign Australia Limited. The Australian Statement presents fairly in all material respects the revenues and direct expenses of the Business as conducted by VeriSign Australia Limited for the nine months ending September 30, 2005. The Business Unit Financial Statements do not contain all corporate expenses, taxes and intercompany charges.

(b) Part 2.3(b)(i) of the Disclosure Schedule provides an accurate and complete listing of the revenues received by Seller and its Subsidiaries from the top 25 customers (including merchants, resellers, distributors and referral partners) of the Business (based on total revenues received by Seller and its Subsidiaries related to the Business) with respect to the Business Offerings in fiscal year ended December 31, 2004 and in the eight months ended August 31, 2005. Other than as identified on Part 2.3(b)(ii) of the Disclosure Schedule, since January 1, 2005, neither Seller nor any of its Subsidiaries has received any written notice or, to the Knowledge of Seller, any other communication indicating that any such top 25 customer of the Business intends or expects to cease being a customer of the Business or to materially reduce the volume of such customer’s business below the volume thereof during fiscal year 2004 and fiscal year 2005 (calculated on an annualized basis).

2.4 Title to Certain Transferred Assets. Seller (or the Subsidiary of Seller identified in Part 2.4 of the Disclosure Schedule) owns, and has good and valid title to, all of the Transferred Assets, free and clear of any Encumbrances, other than Permitted Encumbrances (it being understood that no representation or warranty is being made in this Section 2.4 with respect to any Transferred IP). Except as specifically identified in Part 2.4 of the Disclosure Schedule, no Subsidiary or other affiliate of Seller owns (or has any rights with respect to) any of the Transferred Assets. To the extent that any of the Transferred Assets are located or owned by an Entity located outside the United States, the part of the Disclosure Schedule that identifies such Transferred Asset also identifies the location of such Transferred Asset and the Entity that owns such Transferred Asset.

2.5 Intellectual Property.

(a) Part 2.5(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Part 2.5(a)(i) of the Disclosure Schedule, each Business Offering;

(ii) in Part 2.5(a)(ii) of the Disclosure Schedule: (A) each item of Seller IP that is Registered IP (other than trademarks, tradenames, service marks, service names and domain names) in which Seller or any Subsidiary of Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Part 2.5(a)(iii) of the Disclosure Schedule: each Seller Contract pursuant to which any Intellectual Property Rights or Intellectual Property used in the development or provision of the Business Offerings is licensed to Seller or any Subsidiary of Seller (other than software license agreements for any third-party software that is generally available to the public on standard terms at a cost of less than $5,000); and

(iv) in Part 2.5(a)(iv) of the Disclosure Schedule: (A) each Seller Contract pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Transferred IP; and (B) each other Seller Contract pursuant to which any Person has been granted any other license under, or otherwise has received or acquired any other right (whether or not currently exercisable) or interest in, any Transferred IP (other than: (1) non-exclusive licenses granted by Seller or any Subsidiary of Seller pursuant to a Standard Form Agreement of Seller or any Subsidiary of Seller; and (2) non-disclosure agreements entered into by Seller in the ordinary course of business providing revocable, non-exclusive rights to use confidential information for a limited purpose).

(b) Seller has provided to Purchaser a complete and accurate copy of each standard form of the following Contracts currently used by Seller or any Subsidiary of Seller in connection with the Business: (i) referral agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) confidentiality or nondisclosure agreement; or (vii) merchant agreement (such standard form agreements being referred to as the “Standard Form Agreements”). There is no material difference between each Standard Form Agreement and any standard form of such agreement: (A) that was previously used by Seller or any Subsidiary of Seller in connection with the Business; and (B) under which there exists any current rights or obligations. Part 2.5(b) of the Disclosure Schedule accurately identifies each Seller Contract being assigned to Purchaser or an affiliate of Purchaser pursuant to this Agreement that constitutes a Contract with a reseller, referral partner, distributor or merchant and that deviates in any material respect from the corresponding Standard Form Agreement. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.5(a)(iv) of the Disclosure Schedule, and except for non-exclusive licenses granted by Seller or any Subsidiary of Seller pursuant to a Standard Form Agreement and non-disclosure agreements entered into by Seller or any Subsidiary of Seller in the ordinary course of business providing revocable, non-exclusive rights to use confidential information for a limited purpose, Seller is not bound by, and no Transferred IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any Transferred IP anywhere in the world.

(c) Seller (or the Subsidiary of Seller identified in Part 2.5(c) of the Disclosure Schedule) exclusively owns all right, title and interest to and in the Transferred IP free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of Seller or any Subsidiary of Seller in each item of Registered IP included in the Transferred Assets have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) Seller and each Subsidiary of Seller has and enforces a policy of securing from each Person who is or was an employee or independent contractor of Seller or any Subsidiary of Seller and who is or was involved in the creation or development of any Seller IP a valid and enforceable agreement containing an irrevocable (subject to the limitations of any applicable public law) assignment of Intellectual Property Rights to Seller or the applicable Subsidiary of Seller and confidentiality provisions protecting the Seller IP that is maintained or purported to be maintained by Seller as a trade secret; and

(iii) Seller and each Subsidiary of Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by Seller or any Subsidiary of Seller, or purported to be held by Seller or any Subsidiary of Seller, as a trade secret relating to the Business.

(d) All Registered IP included in the Transferred Assets (other than pending applications) is subsisting and, to the Knowledge of Seller, is valid and enforceable. Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken by Seller or any Subsidiary of Seller to maintain each item of Registered IP included in the Transferred Assets in full force and effect have been made or taken by the applicable deadline, except where the failure to make or take such filings, payments or actions would not and would not reasonably be expected to have an adverse effect on any Registered IP included in the Transferred Assets; and

(ii) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Registered IP included in the Transferred Assets is being, has been or could reasonably be expected to be contested or challenged.

(e) The Transferred IP constitutes all of the Intellectual Property Rights of Seller or any Subsidiary of Seller that is necessary: (i) to develop, manufacture, market, distribute, sell, support and use the Business Offerings as such activities have been carried on or are currently proposed to be carried on by Seller or any Subsidiary of Seller; and (ii) to enable Purchaser to conduct the Business in the manner in which the Business has been conducted, is currently being conducted and is currently proposed by Seller (or any Subsidiary of Seller) to be conducted.

(f) Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, and as a result of any provision of or obligation under any Seller Contract, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Transferred IP; (ii) a material breach of any Contract listed or required to be listed in Part 2.5(a)(iii) of the Disclosure Schedule and that is included in the Transferred Assets; (iii) the release, disclosure or delivery of any source code or trade secrets included in the Transferred IP by or to any escrow agent or other Person, other than to Parent or Purchaser pursuant to this Agreement; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred IP, other than to Parent or Purchaser pursuant to this Agreement, the Transition Services Agreement or the License Agreement.

(g) To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Transferred IP. Part 2.5(g) of the Disclosure Schedule accurately identifies (and Seller has provided to Purchaser a complete and accurate copy of) each letter that has been sent or otherwise delivered by or to Seller or any Subsidiary of Seller or any Representative of Seller or any Subsidiary of Seller since January 1, 2003 regarding any actual, alleged or suspected infringement or misappropriation of any Transferred IP by a third party.

(h) None of the Transferred IP infringes or misappropriates any Intellectual Property Right of any other Person. Since January 1, 2003, neither Seller nor any Subsidiary of Seller has received any written notice or, to the Knowledge of Seller, any other communication, relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person that relates to the Business.

(i) None of the Seller Business Software included in the Transferred IP (and, to the Knowledge of Seller, none of the Seller Business Software that is being made available pursuant to a Seller Contract being assigned to Purchaser or an affiliate of Purchaser pursuant to this Agreement) contains any bug, defect or error

(including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Seller Business Software or any product or system containing or used in conjunction with such Seller Business Software.

(j) To the Knowledge of Seller, none of the Seller Business Software included in the Transferred IP and none of the Seller Business Software that is being made available pursuant to a Seller Contract being assigned to Purchaser or an affiliate of Purchaser pursuant to this Agreement contains any “back door,” “drop dead device,” or “time bomb,” (as such terms are commonly understood in the software industry) or any other code capable of materially disrupting, disabling, or enabling unauthorized access to the Seller Business Software.

(k) Part 2.5(k) of the Disclosure Schedule identifies all Open Source Software (as defined below) that is included in the Transferred Assets. For purposes of this Agreement, “Open Source Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

(l) No source code for any Transferred IP has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not at the time of disclosure, an employee or consultant of Seller or any Subsidiary of Seller or an employee or consultant of Parent or Purchaser as a result of this Agreement. Neither Seller nor any Subsidiary of Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Transferred IP to any escrow agent or other Person other than to Parent or Purchaser as a result of this Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Transferred IP by Seller or any Subsidiary of Seller or any Person then acting on their behalf to any other Person other than Parent or Purchaser as a result of this Agreement.

(m) As related to the Business, Seller and each Subsidiary of Seller is in compliance with all applicable payment card industry requirements, including the VISA Cardholder Information Security Program (CISP), the MasterCard Site Data Protection (SDP) program, and the Payment Card Industry Data Security Standard.

2.6 Contracts.

(a) Part 2.6(a)(i) of the Disclosure Schedule identifies each of the following Seller Contracts relating to the Business or the Transferred Assets: (i) each such Seller Contract with any current customer who has purchased, is entitled to receive, or otherwise has been provided with any Business Offering (other than any Seller Contract that is currently in effect and does not materially deviate from the corresponding Standard Form Agreement); (ii) each such Seller Contract that is currently in effect and relates to maintenance or similar services with respect to any Business Offering (other than any Seller Contract that is currently in effect and does not materially deviate from the corresponding Standard Form Agreement); (iii) each partnership, joint venture or similar Contract; (iv) each such Seller Contract relating to the acquisition by Seller or any Subsidiary of Seller of the rights to, or the manufacture or distribution of any Business Offering; and (v) each Seller Contract relating to the acquisition, transfer, use, development, sharing or license of any services, Intellectual Property or Intellectual Property Right that is used in the development or provision of any Business Offering (other than: (A) software license agreements for any third-party software that is generally available to the public on standard terms at a cost of less than $5,000; and (B) non-disclosure agreements, employee agreements and consulting agreements entered into by Seller or any Subsidiary of Seller in the ordinary course of business). Seller has delivered (or, with respect to the Seller Contracts relating to the Business entered into during the Pre-Closing Period, will deliver prior to the Closing) to Purchaser accurate and complete copies (or standard terms in the case of Contracts that do not deviate in any material respect from the corresponding Standard Form Agreement) of all Seller Contracts that constitute

Transferred Assets and all other Contracts identified in Part 2.6(a)(i) of the Disclosure Schedule, other than the Contracts identified on Schedule 8.2(a)(vi). Neither Seller nor any of its Subsidiaries has any obligation or Liability with respect to any Seller Contract that constitutes a Transferred Asset except as specifically set forth in such Seller Contract.

(b) With respect to each of the Seller Contracts included in the Transferred Assets: (i) neither Seller nor any Subsidiary of Seller has (and, to the Knowledge of Seller, no other Person has) violated or breached, or declared or committed any default under, any such Seller Contract, except for any violation, breach or default that, either individually or when taken together with all other violations, breaches or defaults of all such Seller Contracts, is not material in any respect; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a material violation, breach or default by Seller or any Subsidiary of Seller (or, to the Knowledge of Seller, by any other Person) of or under any of the provisions of any such Seller Contract; (iii) neither Seller nor any Subsidiary of Seller has received any written notice or, to the Knowledge of Seller’s, any other communication regarding any actual or alleged material violation or breach of, or material default under, any such Seller Contract; and (iv) neither Seller nor any Subsidiary of Seller has waived, either orally or in writing and in a manner that is legally binding on Seller or any Subsidiary of Seller, any material right under any such Seller Contract.

(c) No Person is renegotiating with Seller or any Subsidiary of Seller any material amount paid or payable to Seller or any Subsidiary of Seller under any Seller Contract being assigned to Purchaser or an affiliate of Purchaser pursuant to this Agreement or any other material term or provision of any such Seller Contract.

(d) Seller does not have any actual knowledge of any reasonable basis upon which any party to any Seller Contract that is material to the Business may object to: (i) the assignment to Purchaser of any right under such Seller Contract; or (ii) the delegation to or performance by Purchaser of any obligation under such Seller Contract (it being understood that the actual knowledge of Seller for purposes of this Section 2.6(d) means the actual knowledge of each executive officer of Seller and of each Person identified on Annex A to Exhibit A without investigation).

2.7 Compliance with Legal Requirements. Except as set forth in Part 2.7 of the Disclosure Schedule, as related to the Business: (a) Seller and each Subsidiary of Seller is in compliance in all material respects with each Legal Requirement that is applicable to the conduct of the Business or the ownership or use of any of the Transferred Assets; (b) to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material violation by Seller or any Subsidiary of Seller of, or a failure on the part of Seller or any Subsidiary of Seller to comply in any material respect with, any Legal Requirement in connection with or that is applicable to the Business or the Transferred Assets; and (c) neither Seller nor any Subsidiary of Seller has received, at any time, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply in any material respect with, any Legal Requirement in connection with or that is applicable to the Business or the Transferred Assets.

2.8 Governmental Authorizations. There are no Governmental Authorizations held by Seller or any of its Subsidiaries that are necessary for the conduct of, or are primarily used in or held for use for, the Business.

2.9 Proceedings; Orders. There is no pending Proceeding to which Seller or any Subsidiary of Seller is a party or participant (other than if it is participating in such Proceeding solely as a witness), and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding to which Seller or any Subsidiary of Seller is a party or participant (other than if it is participating in such Proceeding solely as a witness): (a) that involves the Business or would reasonably be expected to affect the Business or any of the Transferred Assets; or (b) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the Transactions. There is no Order against Seller or any Subsidiary of Seller relating to the Business or any of the Transferred Assets (other than Orders issued by the United States Patent and Trademark Office and other foreign government offices having similar responsibilities for prosecution of trademark and patent applications included as Transferred Assets), or to which any of the Transferred

Assets is subject. To the Knowledge of Seller, there is no proposed Order that, if issued or otherwise put into effect: (i) would reasonably be expected to have a Business Material Adverse Effect; or (ii) would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.

2.10 Employee and Labor Matters.

(a) Part 2.10(a) of the Disclosure Schedule accurately sets forth the name of each Business Employee, the date of hire by Seller for such employee and the service date for such employee.

(b) To the Knowledge of Seller: (i) no Business Employee has communicated any intention to terminate his or her employment with Seller or any of its Subsidiaries; and (ii) no Business Employee is a party to or is bound by any written confidentiality agreement, noncompetition agreement or other similar Contract (with any Person) that would reasonably be expected to have a material adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Business.

(c) Neither Seller nor any Subsidiary of Seller is or has been a party to any collective bargaining agreement or other labor union contract applicable to any Business Employees. Seller and the applicable Subsidiaries of Seller have complied in all material respects with all applicable Legal Requirements pertaining to the employment or termination of employment of Business Employees related to the Business.

(d) With respect to each scheme or arrangement mandated by a Governmental Body other than the United States with respect to Business Employees and with respect to each plan, program, policy, practice or Contract providing for employment, compensation, deferred compensation, retirement benefits, severance, relocation, repatriation, expatriation, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate (each, a “Seller Plan”) for the benefit of any current or former Business Employees that is subject to the laws of a jurisdiction outside of the United States (each, a “Non-U.S. Seller Plan”), the fair market value of the assets of each funded Non-U.S. Seller Plan, the liability of each insurer for any Non-U.S. Seller Plan funded through insurance or the book reserve established for any Non-U.S. Seller Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of August 31, 2005, with respect to all current and former Business Employees in such Non-U.S. Seller Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Seller Plan, and none of the Transactions or other actions contemplated by this Agreement shall cause such assets or insurance obligations to be materially less than such benefit obligations.

2.11 Tax Matters.

(a) (i) All of the material Tax Returns required to be filed by Seller with any Governmental Body with respect to any taxable period ending on or before the Closing Date that relate in whole or in part to the Business or the Transferred Assets have been filed or will be filed on or before the applicable due date (including any extensions of such due date) and all such Tax Returns has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements, (ii) all material Taxes required to be paid by Seller that relate in whole or in part to the Business or the Transferred Assets have been paid or will be paid on or before the Closing Date, (iii) all material Taxes required to be withheld by Seller in connection with amounts paid or owing to any Business Employee have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Body or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Body, (iv) no statute of limitations has been extended or waived by any Tax authority with respect to any Taxes or Tax Returns referred to in clauses “(i)” through “(iii)”, and (v) there are no outstanding Tax liens that have been filed by any Tax authority against any of the Transferred Assets and no claims are being asserted with respect to any Taxes related to any of the Transferred Assets.

(b) There is no dispute or claim concerning any liability for Taxes of Seller relating to the Business or Transferred Assets claimed or raised by any Governmental Body in writing and no such claim would reasonably be expected to be asserted against Purchaser. Since January 1, 2003, neither Seller nor any Subsidiary of Seller has received any written notice or, to the Knowledge of Seller, any other communication, relating to any actual or alleged requirement to file Tax Returns relating to the Business in any jurisdiction in which Seller does not file Tax Returns relating to the Business.

(c) None of the Seller Contracts included in the Transferred Assets will, or would reasonably be expected to, give rise directly or indirectly to payment of any amount that would not be deductible pursuant to Sections 162(m), 280G or 404 of the Code.

(d) Notwithstanding the foregoing, the representations in Section 2.11(a) and the first sentence of Section 2.11(b) shall apply only to the extent that: (i) a lien, claim or Encumbrance can be placed upon any of the Transferred Assets with respect to Taxes; or (ii) Purchaser or any of its affiliates can be made directly or indirectly liable with respect to Taxes.

2.12 Authority; Binding Nature of Agreements. Seller and each of its Subsidiaries has the corporate right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Seller and each of its Subsidiaries of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of Seller (or such Subsidiary) and its board of directors. Seller is not required to obtain the approval of its stockholders in connection with the execution, delivery and performance of any of the Transactional Agreements. Assuming the due authorization, execution and delivery by Purchaser and Parent, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution by Seller or any of its Subsidiaries of each other Transactional Agreement to which Seller or any of its Subsidiaries is a party, such Transactional Agreement will constitute a legal, valid and binding obligation of Seller or such Subsidiary, as the case may be, and will be enforceable against Seller or such Subsidiary, as the case may be, in accordance with their respective terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.13 Non-Contravention; Consents. Assuming compliance with the HSR Act and any applicable foreign Antitrust Laws (as defined in Section 4.3(a)), neither the execution and delivery by Seller or any of its Subsidiaries of any of the Transactional Agreements, nor the consummation by Seller or any of its Subsidiaries of any of the Transactions, nor the transfer of any data from Seller or any Subsidiary of Seller to Purchaser of any affiliate of Purchaser pursuant to the terms of this Agreement, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or similar documents of Seller or any of its Subsidiaries; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of Seller or any of its Subsidiaries;

(b) contravene, conflict with or result in a violation of any Legal Requirement in any material respect or any Order to which Seller or any of its Subsidiaries, or any of the Transferred Assets, is subject;

(c) result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset; or

(d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Contract to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries, or any of the Transferred Assets, are bound.

Except as set forth in Part 2.13 of the Disclosure Schedule and for any filing under any Antitrust Law, neither Seller nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery by Seller or any of its Subsidiaries of any of the Transactional Agreements or the consummation or performance by Seller or any of its Subsidiaries of any of the Transactions.

2.14 Sufficiency of Transferred Assets. Except as set forth in Part 2.14 of the Disclosure Schedule, the Transferred Assets collectively constitute, and will collectively constitute as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary for the conduct of, or that are primarily used in or held for use for, the Business as the Business is currently being conducted and is currently proposed to be conducted by Seller (or any Subsidiary of Seller).

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

Each of Purchaser and Parent represents and warrants, to and for the benefit of Seller, as follows:

3.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. Each of Parent and Purchaser has the corporate right, power and authority to enter into and to perform its obligations under each Transactional Agreement to which it is or may become a party, and the execution and delivery by Purchaser and Parent of each Transactional Agreement to which it is or may become a party has been duly authorized by all necessary corporate action on the part of Purchaser, Parent and each of their respective boards of directors.

3.3 Binding Nature of Agreements. Assuming the due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution by Purchaser and Parent of each other Transactional Agreement to which it is a party, such Transactional Agreement will constitute a legal, valid and binding obligation of Purchaser or Parent, as the case may be, and will be enforceable against Purchaser or Parent, as the case may be, in accordance with their respective terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Financing. As of the Effective Time, Parent and/or Purchaser will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all cash amounts required to be paid as Consideration in the Transactions.

3.5 Proceedings; Orders. There is no pending Proceeding to which Purchaser or Parent is a party or a participant (other than if it is participating in such Proceeding solely as a witness), and, to the knowledge of Parent, no Person has threatened to commence any Proceeding to which Purchaser or Parent is a party or participant (other than if it is participating in such Proceeding solely as a witness) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the Transactions. To the knowledge of Parent, there is no proposed Order that, if issued or otherwise put into effect: (i) would reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to comply with or perform any of their respective covenants or obligations under any of the Transactional Agreements; or (ii) would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions.

3.6 Non-Contravention; Consents. Assuming compliance with the HSR Act and any applicable foreign Antitrust Laws, neither the execution and delivery by Purchaser of any of the Transactional Agreements, nor the consummation by Purchaser of any of the Transactions, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Purchaser; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of Purchaser; or

(b) contravene, conflict with or result in a material violation of any Legal Requirement or any Order to which Purchaser is subject.

Except as may be required by Antitrust Laws, or, if Purchaser makes the Stock Payment Election, as contemplated by the Registration Rights Agreement (as defined in Section 6.4(d)), neither Purchaser nor Parent is and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery by Purchaser of any of the Transactional Agreements or the consummation or performance by Purchaser of any of the Transactions.

3.7 SEC Filings; Financial Statements. If and only if Purchaser makes the Stock Payment Election, Parent represents and warrants as follows:

(a) Parent has delivered to the Company (or made available on the SEC website) accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, or Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since January 1, 2004 have been so filed or furnished on a timely basis. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

3.8 Valid Issuance. If and only if Purchaser makes the Stock Payment Election, the Parent Common Stock to be issued in the Transactions will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4. PRE-CLOSING COVENANTS.

4.1 Access and Investigation. During the Pre Closing Period Seller shall: (a) provide Purchaser and its Representatives with reasonable access during normal business hours to: (i) the Representatives, personnel and assets of Seller and the Subsidiaries of Seller to the extent such Representatives, and personnel and assets relate to the Business and the Transferred Assets; and (ii) to all existing books, records, work papers and other documents and information to the extent relating to the Business and the Transferred Assets; (b) provide Purchaser and its Representatives with such copies of existing books, records, work papers and other documents and information to the extent relating to the Business and the Transferred Assets as Purchaser may reasonably request; and (c) Seller and its Representatives use commercially reasonable efforts to compile and provide Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Business and the Transferred Assets as Purchaser may reasonably request, provided that such requested data and information is substantially similar to the type of data and information compiled by Seller or any Subsidiary of Seller prior to the date of this Agreement or during the Pre-Closing Period.

4.2 Operation of Business. Unless Seller shall receive the prior written consent of Purchaser, Seller shall, and shall cause its Subsidiaries to, during the Pre-Closing Period, comply with the following covenants as they relate to the Business and the Covered Assets:

(a) Seller and each of its Subsidiaries conducts the operations of the Business in the ordinary course of business and consistent with past practices, except for actions taken by Seller that are immaterial in all respects;

(b) Seller and each of its Subsidiaries uses all commercially reasonable efforts to: (i) keep available the services of the current Business Employees; and (ii) maintain its relations and goodwill with all suppliers, customers, licensors, licensees or independent contractors of the Business, all Business Employees and all other Persons having business relationships with the Business;

(c) Seller and each of its Subsidiaries reasonably promptly repairs, restores or replaces any Transferred Fixed Assets that are destroyed or damaged;

(d) neither Seller nor any Subsidiary of Seller sells, transfers, leases, licenses or otherwise disposes of or encumbers any of the Covered Assets, other than as set forth in Section 4.2(e);

(e) neither Seller nor any Subsidiary of Seller: (i) licenses, sells or otherwise makes available any Business Offering to any Person, other than in the ordinary course of business consistent with past practice and on terms consistent with the corresponding Standard Form Agreement; (ii) enters into any Contract relating to the Business, other than Contracts with respect to the sale of Business Offerings or the provision of services in the ordinary course of business consistent with past practice and on terms consistent with the corresponding Standard Form Agreement; or (iii) amends or terminates any Seller Contract the rights under which are included in the Covered Assets, or waives, either orally or in writing and in a manner that is legally binding on Seller or any Subsidiary of Seller, any material right under any Seller Contract the rights under which are included in the Covered Assets;

(f) neither Seller nor any Subsidiary of Seller: (i) declares or pays any bonus or declares or makes any cash incentive payment or similar payment to, or increases the amount of the wages, salary, commissions, benefits or other compensation (including equity and equity-based compensation) or remuneration payable to, or accelerates any benefits available to, any of the Business Employees that are intended to become employees of Purchaser after the Closing without the prior written consent of Purchaser not to be unreasonably withheld (except that Seller: (A) may provide routine compensation increases to employees in the ordinary course of business and in accordance with past practices in connection with Seller’s customary employee review process; (B) may make customary bonus payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(g) neither Seller nor any Subsidiary of Seller commences or settles any Proceeding relating to the Business, other than Proceedings that do not involve or affect any of the Transferred Assets;

(h) neither Seller nor any Subsidiary of Seller takes any action or allows any action to be taken by Seller or any Subsidiary of Seller or enter into any transaction that would reasonably be expected to materially delay or interfere with the consummation of the Transactions;

(i) Seller obtains: (A) all Velocity Consents (as such term is defined in Section 3.5 of the Transition Services Agreement); and (B) any Consents necessary to enable Seller to continue to use any Intellectual Property or Intellectual Property Rights of any third party required to be used by Seller to provide the services that Seller is or may be obligated to provide under the Transition Services Agreement;

(j) each of Seller and its Subsidiaries dedicates at least the same level of resources to the sales and marketing efforts relating to the Business as it did during the first two quarters of 2005 and during fiscal year 2004; and

(k) neither Seller nor any Subsidiary of Seller agrees, commits or offers (in writing or otherwise) to take any of the actions prohibited in clauses ”(a)” through “(j)” of this Section 4.2.

4.3 Filings and Consents.

(a) Each party shall use commercially reasonable efforts: (i) to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Transactions, together with a request for early termination of the applicable waiting period; and (ii) to give all notices required to be given by such party and use commercially reasonable efforts to obtain each Consent required to be obtained by such party, in each case in connection with the Transactions, including: (A) the Consents required under the Seller Contracts identified in Part 2.13 of the Disclosure Schedule; and (B) the consent of each party to a Shared Seller Contract to the assignment to Purchasers of the rights under such Shared Seller Contract that relate the Business or any of the Business Offerings. Without limiting the generality of the foregoing, Seller, Purchaser and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Transactions. Seller, Purchaser and Parent shall use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to compliance with applicable Legal Requirements, Parent and Purchaser shall use commercially reasonable efforts to provide to Seller, and Seller shall use commercially reasonable efforts to provide to Parent and Purchaser, as promptly as practicable any information that is required in order to effectuate any filings or applications by Purchaser, Parent or Seller, as the case may be, pursuant to Section 4.3(a). Except where prohibited by applicable Legal Requirements, each of Seller, Parent and Purchaser shall use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Transactions; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any antitrust law in connection with the Transactions (it being understood that such filings and submissions may be redacted by a party prior to providing a copy thereof to the other party to remove information that such party believes in good faith to be confidential, proprietary or competitively sensitive).

4.4 Notification of Certain Matters. During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing of: (a) the discovery by Seller or any Subsidiary of Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Seller in this Agreement; (b) the discovery by Seller or any Subsidiary of Seller of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Seller in this Agreement if: (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) the discovery by Seller or any Subsidiary of Seller of any breach of any covenant or obligation of Seller contained in this Agreement; (d) any Seller Contract related to the Business entered into during the Pre-Closing Period that would reasonably be expected to be included in the Transferred Assets (it being understood that with respect to any such Seller Contract that is a click-through merchant Contract, the disclosure required by this clause “(d)” need only be made once per week); and (e) the discovery by Seller or any Subsidiary of Seller of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely. No notification under this Section 4.4 or otherwise shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any representation or warranty made by Seller in this Agreement (for purposes of Section 8 or otherwise); or (ii) determining whether any of the conditions set forth in Section 5 has been satisfied.

4.5 No Negotiation. Seller shall ensure that, during the Pre-Closing Period, neither Seller nor any Subsidiary of Seller (or any of their respective Representatives), directly or indirectly: (a) solicits or knowingly encourages the initiation of any inquiry, proposal or offer from any Person (other than Parent or Purchaser) relating to any Prohibited Transaction; (b) participates in any discussions or negotiations with, or provides any non public information to, any Person (other than Parent or Purchaser) relating to any proposed Prohibited Transaction (other than to indicate that Seller will not discuss or negotiate any Prohibited Transaction); or (c) enter into any Contract relating to, any inquiry, proposal or offer from any Person (other than Parent or Purchaser) relating to any Prohibited Transaction.

4.6 Reasonable Efforts. During the Pre-Closing Period, Seller shall use its reasonable efforts to cause (and Seller shall ensure that its Subsidiaries use their reasonable efforts to cause) the conditions set forth in Section 5 to be satisfied on a timely basis and Purchaser and Parent shall use their respective reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.7 Registration Rights Agreement; Investor Certification. If Purchaser makes the Stock Payment Election, (a) Purchaser shall cause Parent to enter into the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), governing the shares of Parent Common Stock to be issued by Parent in connection with the Transactions; and (b) Seller shall enter into the Investor Certification and Agreement in substantially the from of Exhibit D (the “Investor Certification”).

4.8 Termination of Certain Agreements. Effective as of the Closing, the parties hereto agree that the Payment Services Integration and Channel Sales Agreement, dated December 31, 2004, between Seller and Purchaser, and all rights and obligations of the parties thereunder, shall terminate. Prior to the Closing, Seller shall terminate, or cause to be terminated, effective as of the Closing that certain Master License Agreement between Seller and VeriSign Australia Limited dated July 1, 2002, as amended on March 28, 2004.

4.9 Registration. If Purchaser makes the Stock Payment Election, Parent shall file a Registration Statement on Form S-3 covering the resale by Seller of the shares of Parent Common Stock to be issued in the Transactions.

4.10 Amendment of Certain Contracts. Prior to the Closing Date, Seller shall use commercially reasonable efforts to amend or cause to be amended in the manner described in Schedule 4.10, effective as of the Closing Date and in form and substance reasonably satisfactory to Purchaser, the Seller Contracts identified on Schedule 4.10 and Purchaser shall use commercially reasonable efforts to cooperate with Seller in obtaining such amendments.

5. CONDITIONS PRECEDENT TO PARENT’S AND PURCHASERS’ OBLIGATION TO CLOSE.

Purchasers’ obligation to purchase the Transferred Assets and the obligation of Parent and Purchaser to take the other actions required to be taken by Parent and Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

5.1 Accuracy of Representations.

(a) The representation and warranty made by Seller in the final sentence of Section 2.9 shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

(b) All of the representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained or incorporated in, and limiting the scope of, such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or similar qualifications contained or incorporated in, and limiting the scope of, such representations and warranties).

5.2 Performance of Obligations. All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

5.3 Consents. All Consents identified on Schedule 5.3, shall have been obtained and shall be in full force and effect.

5.4 No Business Material Adverse Effect. There shall have been no Business Material Adverse Effect since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that would reasonably be expected to give rise to a Business Material Adverse Effect.

5.5 Antitrust Matters. (a) The waiting period applicable to the consummation of the sale of the Transferred Assets under the HSR Act and under any applicable foreign antitrust or competition law or regulation or other similar foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Purchaser or Seller on the one hand and the Federal Trade Commission, the Department of Justice or any similar applicable foreign Governmental Body pursuant to which Purchaser or Seller has agreed not to consummate the sale of the Transferred Assets for any period of time; and (b) any Governmental Authorization or other Consent required to be obtained with respect to the sale of the Transferred Assets under any applicable antitrust or competition law or regulation or other similar Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that would reasonably be expected to be materially burdensome to Purchasers, Parent or any of their respective affiliates.

5.6 Documents. Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a) a Transition Services Agreement, in substantially the form of Exhibit E (the “Transition Services Agreement”), duly executed by Seller;

(b) a License Agreement, in substantially the form of Exhibit F (the “License Agreement”), duly executed by Seller;

(c) a Noncompetition Agreement, in substantially the form of Exhibit G (the “Noncompetition Agreement”), duly executed by Seller;

(d) Non-Solicitation/No-Hire Agreements, in substantially the form of Exhibit H (the “Non-Solicitation/No-Hire Agreement”), duly executed by each of individuals identified in Schedule 5.6(d);

(e) a Trademark License Agreement, in substantially the form of Exhibit I (the “Trademark License Agreement”), duly executed by Seller;

(f) if Purchaser has made the Stock Payment Election, the Investor Certification, duly executed by Seller;

(g) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller and any Subsidiary of Seller that holds any right, title or interest in or to any Transferred Asset immediately prior to the Closing;

(h) a certificate (the “Seller Closing Certificate”) duly executed by Seller to the effect that: (i) the conditions set forth in Sections 5.1, 5.2 and 5.4 have been satisfied; and (ii) the condition set forth in Section 5.7 has been satisfied to the extent that it relates to Proceedings to which Seller or any Subsidiary of Seller is or is threatened to be a party or in which Seller or any Subsidiary of Seller is or is threatened to be a participant;

(i) recordable assignment agreements with respect to the Transferred Patents and such bills of sale, endorsements, assignments, business transfer agreements and other documents as may be reasonably necessary or appropriate to assign, convey, transfer and deliver to Purchaser or an affiliate of Purchaser good and valid title to the Transferred Assets free and clear of any Encumbrances; and

(j) such other documents as Purchaser may reasonably request for the purpose of evidencing the satisfaction of any condition set forth in this Section 5.

5.7 No Proceedings. There shall not be pending or threatened any Proceeding: (a) challenging or seeking to restrain or prohibit any of the Transactions; (b) seeking material damages, or other relief that would reasonably be expected to be material, from Purchaser or any of its affiliates in connection with any of the Transactions; or (c) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions; provided, however, that Parent and Purchaser shall not be permitted to assert that the condition set forth in this Section 5.7 is not satisfied with respect to any Proceeding brought or threatened by any non-Governmental Body that arises or results from any action or omission by or on behalf of Parent or Purchaser, other than the execution and delivery of this Agreement.

5.8 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Transactions that makes consummation of the Transactions illegal.

5.9 Employees.

(a) All of the individuals identified on Schedule 5.9(a) shall have accepted employment, to be effective as of the day following the Closing Date, with Purchaser.

(b) At least 80% of the individuals identified on Schedule 5.9(b) shall have accepted employment, to be effective as of the day following the Closing Date, with Purchaser.

(c) At least 80% of the individuals identified on Schedule 5.9(c) shall have accepted employment, to be effective as of the day following the Closing Date, with Purchaser.

(d) At least 80% of the individuals identified on Schedule 5.9(d) shall have accepted employment, to be effective as of the day following the Closing Date, with Purchaser.

5.10 Termination of Contracts. Seller shall have provided Purchaser with evidence satisfactory to Purchaser as to the termination of the Contracts identified on Schedule 5.10.

6. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell the Transferred Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. All of the representations and warranties made by Parent and Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained or incorporated in, and limiting the scope of, such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (without giving effect to any materiality or similar qualifications contained or incorporated in, and limiting the scope of, such representations and warranties).

6.2 Performance of Obligations. All of the covenants and obligations that Parent and Purchaser are required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

6.3 Antitrust Matters. (a) The waiting period applicable to the consummation of the sale of the Transferred Assets under the HSR Act and under any applicable foreign antitrust or competition law or regulation or other similar foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Purchaser or Seller on the one hand and the Federal Trade Commission, the Department of Justice or any similar applicable foreign Governmental Body pursuant to which Purchaser or Seller has agreed not to consummate the sale of the Transferred Assets for any period of time; and (b) any Governmental Authorization or other Consent required to be obtained with respect to the sale of the Transferred Assets under any applicable antitrust or competition law or regulation or other similar Legal Requirement shall have been obtained and shall remain in full force and effect.

6.4 Documents. Seller shall have received the following documents, each of which shall be in full force and effect:

(a) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchasers;

(b) the License Agreement duly executed by Purchaser;

(c) a VeriSign Master Services and Strategic Relationship Agreement, in substantially the form attached hereto as Exhibit J (the “Strategic Relationship Agreement”) duly executed by Parent; and

(d) if Purchaser makes the Stock Payment Election, the Registration Rights Agreement, duly executed by Parent;

(e) the Transition Services Agreement, duly executed by Purchaser;

(f) the Trademark License Agreement;

(g) the Purchaser Non-Solicitation Agreement in substantially the form attached hereto as Exhibit K (the “Purchaser Non-Solicitation Agreement”), duly executed by Purchaser and Parent; and

(h) a certificate executed by Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied.

6.5 No Proceedings. There shall not be pending or threatened any Proceeding: (a) challenging or seeking to restrain or prohibit any of the Transactions; (b) seeking material damages, or other relief that would reasonably be expected to be material, from Seller or any of its Subsidiaries in connection with any of the Transactions; or (c) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Transactions; provided, however, that Seller shall not be permitted to assert that the condition set forth in this Section 6.5 is not satisfied with respect to any Proceeding brought or threatened by any non-Governmental Body that arises or results from any action or omission by or on behalf of Seller, other than the execution and delivery of this Agreement.

6.6 No Prohibition. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to any of the Transactions that makes consummation of the Transactions illegal.

6.7 Listing. If Purchaser makes the Stock Payment Election, the shares of Parent Common Stock to be issued in the Transactions shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

6.8 Freely Tradable Shares. If Purchaser makes the Stock Payment Election, the shares of Parent Common Stock to be issued in the Transactions shall, as of the Closing Date, be freely tradable shares in the public market that are registered for public resale under the Securities Act on a registration statement on Form S-3 that, to the extent necessary, has been declared effective by the SEC (and not withdrawn or terminated).

7. TERMINATION.

7.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser if the Closing has not taken place on or before January 31, 2006; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the transactions contemplated by this Agreement by January 31, 2006 is caused by a breach by Purchaser or Parent of any covenant or obligation in this Agreement required to be performed by Purchaser or Parent at or prior to the Closing;

(c) by Seller if the Closing has not taken place on or before January 31, 2006; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to consummate the transactions contemplated by this Agreement by January 31, 2006 is caused by a breach by Seller of any covenant or obligation in this Agreement required to be performed by Seller at or prior to the Closing;

(d) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions;

(e) by Purchaser if: (i) any of Seller’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied; or (ii) any of Seller’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2 would not be satisfied; provided, however, that Purchaser may not terminate this Agreement under this Section 7.1(e) on account of an inaccuracy in Seller’s representations and warranties, or on account of a breach of a covenant by Seller unless such inaccuracy or breach (if curable) is not cured by Seller within 30 calendar days after receiving written notice from Purchaser of such inaccuracy or breach; or

(f) by Seller if: (i) any of the representations and warranties of Purchaser contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), such that the condition in Section 6.1 would not be satisfied; or (ii) if any of the covenants of Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that Seller may not terminate this Agreement under this Section 7.1(f) on account of an inaccuracy in the representations and warranties of Purchaser or Parent or on account of a breach of a covenant by Purchaser or Parent unless such inaccuracy or breach (if curable) is not cured by Purchaser within 30 calendar days after receiving written notice from Seller of such inaccuracy or breach.

7.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e), Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(f), Seller shall deliver to Purchaser a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, and 10.17.

8. INDEMNIFICATION, ETC.

8.1 Survival of Representations, Etc.

(a) Subject to Section 8.1(d), (i) the representations and warranties of Seller (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in Seller Closing Certificate), and any claim for a breach of a covenant or obligation required to be performed by Seller prior to the Closing, shall survive the Closing and shall expire on the second anniversary of the Closing Date, and (ii) each covenant and obligation required to be performed after the Closing by Seller shall survive the Closing and, if such covenant or obligation has an express termination date, shall expire on such termination date; provided, however, that if a Claim Notice (as defined in Schedule 10.9(c)) with respect to a particular representation, warranty or breach of a covenant or obligation of or by Seller is given to Seller on or prior to the applicable expiration date, then, notwithstanding anything to the contrary contained in this Section 8.1(a), such representation, warranty or claim for breach shall not so expire with respect to the claim or claims described in such Claim Notice, but rather shall remain in full force and effect with respect to such claim or claims until such time as such claim or claims (including any indemnification claim asserted by any Purchaser Indemnified Person under Section 8.2) have been fully and finally resolved. The representations and warranties set forth in Section 3, and any claim for a breach of a covenant or obligation required to be performed by Purchaser prior to the Closing, shall expire on the second anniversary of the Closing Date, and each covenant and obligation required to be performed after the Closing by Purchaser shall survive the Closing and, if such covenant or obligation has an express termination date, shall expire on such termination date; provided, however, that if a Claim Notice with respect to a particular representation or warranty or breach of a covenant or obligation of Purchaser or Parent is given to Purchaser or Parent on or prior to the applicable expiration date, then, notwithstanding anything to the contrary contained in this Section 8.1(a), such representation, warranty or claim for breach shall not so expire with respect to the claim or claims described in such Claim Notice, but rather shall remain in full force and effect with respect to such claim or claims until such time as such claim or claims (including any indemnification claim asserted by any Seller Indemnified Person under Section 8.3) have been fully and finally resolved.

(b) The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Purchaser Indemnified Persons or any of their Representatives, except as set forth in the Disclosure Schedule. The representations, warranties, covenants and obligations of Purchaser and Parent, and the rights and remedies that may be exercised by the Seller Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Seller Indemnified Persons or any of their Representatives.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

(d) Nothing contained in this Section 8.1 or elsewhere in this Agreement shall limit any rights or remedy of any Purchaser Indemnified Person or any Seller Indemnified Person for claims based on fraud or willful misconduct.

8.2 Indemnification by Seller.

(a) If the Closing occurs, Seller shall hold harmless and indemnify each of the Purchaser Indemnified Persons from and against, and shall compensate and reimburse each of the Purchaser Indemnified Persons for, any Damages that are suffered or incurred by any of the Purchaser Indemnified Persons or to which any of the Purchaser Indemnified Persons otherwise becomes subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement as of the date of this Agreement;

(ii) any inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement as if such representation and warranty was made as of the Closing Date;

(iii) any breach of any covenant or obligation of Seller contained in this Agreement;

(iv) any Liability of Seller or any Subsidiary of Seller (and any Claim against any Purchaser Indemnified Person relating to any such Liability or any Liability of Seller or any Subsidiary of Seller otherwise relating to any circumstance, condition or event that existed or occurred prior to the Closing with respect to the Business), other than the Assumed Liabilities and any matters referred to in clause “(viii)” of this sentence;

(v) any Liability to which Purchaser or any of the other Purchaser Indemnified Persons may become subject and that arises from or relates to any failure of Seller or any Subsidiary of Seller to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

(vi) any Liability to which Purchaser or any of the other Purchaser Indemnified Persons may become subject and that arises from or relates to any provision of any of the Seller Contracts set forth on Schedule 8.2(a)(vi) that is inconsistent with the terms of the corresponding Standard Form Agreement (other than inconsistencies that are immaterial in all respects) (it being understood that all disclosures in the Disclosure Schedule regarding such Seller Contracts shall be disregarded for purposes of this Section 8.2(a)(vi));

(vii) any matter identified or referred to in Schedule 8.2(a)(vii), subject to the limitations set forth in Schedule 8.2(a)(vii); or

(viii) any matter identified or referred to in Schedule 8.2(a)(viii).

(b) Subject to Section 8.2(d), Seller shall not be required to make any indemnification payment pursuant to Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(vi) or Section 8.2(a)(viii) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Purchaser Indemnified Persons, or to which any one or more of the Purchaser Indemnified Persons has or have otherwise become subject, exceeds $2,250,000 (the “Threshold Amount”). If the total amount of such Damages exceeds the Threshold Amount, then the Purchaser Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(c) In no event shall the maximum aggregate amount of Damages which the Purchaser Indemnified Persons shall be entitled to be indemnified against with respect to the matters referred to in Sections 8.2(a)(i), 8.2(a)(ii), 8.2(a)(v), 8.2(a)(vi), 8.2(a)(vii) and 8.2(a)(viii) exceed $55,500,000. In no event shall the maximum aggregate amount of Damages which the Purchaser Indemnified Persons shall be entitled to be indemnified against with respect to the matters referred to in Section 8.2(a)(iii) exceed the amount of the Consideration.

(d) The limitations that are set forth in Sections 8.2(b) shall not apply: (i) in the case of fraud or willful misconduct; (ii) to the matters referred to in Section 8.2(a)(iii) or Section 8.2(a)(iv). The limitations that are set forth in Section 8.2(c) shall not apply: (i) in the case of fraud or willful misconduct; or (ii) to the matters referred to in Section 8.2(a)(iv).

8.3 Indemnification by Parent and Purchaser.

(a) If the Closing occurs, Purchaser and Parent shall jointly and severally hold harmless and indemnify Seller, Seller’s current and future affiliates and the respective successors and assigns of such persons (the “Seller Indemnified Persons”) from and against, and shall compensate and reimburse the Seller Indemnified Persons for, any Damages that are actually suffered or incurred by any Seller Indemnified Person (regardless of whether or not such Damages relate to any third party claim) that arise from or as a result of, or are connected with,

(i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser and Parent in this Agreement;

(ii) any inaccuracy in or breach of any of the representations or warranties made by Purchaser and Parent in this Agreement as if such representation and warranty was made as of the Closing Date;

(iii) any breach of any covenant of Purchaser or Parent contained in this Agreement;

(iv) the failure by Purchaser to perform in all respects or to satisfy any Assumed Liabilities;

(v) any Liabilities directly related to the provision of the Business Offerings by Purchaser, in any case only to the extent that such Liabilities arise solely from actions taken by Purchaser in the provision of the Business Offerings after the Closing Date (it being understood that, for the avoidance of doubt, this clause shall not apply to any such Liabilities that relate to or result from the matters set forth on Schedule 8.3(a)(v)); or

(vi) any failure by Parent or Purchaser to reimburse Seller for amounts paid by Seller in connection with the matters identified or referred to in Schedule 8.2(a)(vii) that Parent and Purchaser are required to reimburse or pay pursuant to Schedule 8.2(a)(vii).

(b) Subject to Section 8.3(d), neither Purchaser nor Parent shall be required to make any indemnification payment pursuant to Section 8.3(a)(i) or Section 8.3(a)(ii) for any breach of the representations and warranties made by it in this Agreement until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties of Parent and Purchaser) that have been suffered or incurred by any one or more of the Seller Indemnified Persons, or to which any one or more of the Seller Indemnified Persons has or have otherwise become subject, exceeds the Threshold Amount. If the total amount of such Damages exceeds the Threshold Amount, then the Seller Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount.

(c) Subject to Section 8.3(d), in no event shall the maximum aggregate amount of Damages which the Seller Indemnified Persons shall be entitled to be indemnified against with respect to a breach of the representations and warranties of Parent and Purchaser contained in this Agreement exceed $55,500,000. In no event shall the maximum aggregate amount of Damages which the Seller Indemnified Persons shall be entitled to be indemnified against with respect to the matters referred to in Section 8.3(a)(iii) exceed the amount of the Consideration.

(d) The limitations that are set forth in Sections 8.3(b) and 8.3(c) shall not apply: (i) in the case of fraud or willful misconduct; or (ii) to the matters referred to in Section 8.3(a)(iv).

8.4 Defense of Third Party Claims.

(a) If (i) either Purchaser receives written notice of the commencement of any Proceeding against Purchaser or against any other Purchaser Indemnified Person, or Seller receives written notice of the commencement of any Proceeding against Seller or against any other Seller Indemnified Person; and (ii) a claim for indemnification, compensation or reimbursement is to be made under this Section 8 with respect to such Proceeding, then Purchaser or Seller, as the case may be, shall promptly notify the other (the “Indemnifying Person”) of the commencement of such Proceeding; provided, however, that any failure on the part of Purchaser or Seller, as the case may be, to notify the Indemnifying Person of the commencement of such Proceeding shall not limit any of the obligations of the Indemnifying Person, or any of the rights of any Purchaser Indemnified Person or Seller Indemnified Person, as the case may be (the “Indemnified Person”) under this Section 8 (except to the extent such failure materially prejudices the defense of such Proceeding). If, within ten days after receiving notification of the commencement of any such Proceeding, the Indemnifying Person delivers to the Indemnified Person a written notice setting forth the election of the Indemnifying Person to assume the defense of such Proceeding, then, subject to subsections “(b)” and “(c)” below:

(i) the Indemnifying Person shall be entitled to assume the defense of such Proceeding, at the sole expense of the Indemnifying Person, with reputable counsel reasonably satisfactory to the Indemnified Person; and

(ii) as long as the Indemnifying Person conducts such defense, the Indemnifying Person shall not be required to reimburse any Indemnified Person for any fees paid to any other counsel representing such Indemnified Person in such Proceeding for legal services rendered while the Indemnifying Person is conducting such defense (it being understood that the Indemnifying Person shall be required to reimburse the Indemnified Persons for any fees paid to counsel representing any of the Indemnified Persons in such Proceeding for legal services rendered prior to the time the Indemnified Person receives notice of the election of the Indemnifying Person to assume such defense).

(b) If the Indemnifying Person assumes the defense of a Proceeding in accordance with Section 8.4(a) above, then:

(i) it will be deemed conclusively established for purposes of this Agreement that all claims made in such Proceeding are within the scope of and are subject to the indemnification provisions set forth in Section 8, and the Indemnifying Person shall not be permitted to contest the applicability of Section 8 to such Proceeding or to contest the Indemnifying Person’s obligation to provide indemnification with respect thereto;

(ii) the Indemnifying Person shall keep the Indemnified Person informed of all material developments relating to such Proceeding;

(iii) each of the Indemnified Persons shall be entitled to participate (at their own expense) in the defense of such Proceeding; and

(iv) the Indemnifying Person shall not be permitted to effect any settlement, adjustment or compromise of such Proceeding or any of the claims made in connection therewith without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) unless: (A) such settlement, adjustment or compromise involves no finding or admission of any breach by any Indemnified Person of any obligation to any other Person or any violation by any Indemnified Person of any Legal Requirement; (B) such settlement, adjustment or compromise has no effect on any other claim that may be made against any Indemnified Person; and (C) the sole relief provided in connection with such settlement, adjustment or compromise is monetary damages that are paid in full by the Indemnifying Person or any other relief that is enforceable only against such Indemnifying Person.

If the Indemnifying Person does not elect (within the ten-day time period specified in Section 8.4(a) above) to assume the defense of a Proceeding in accordance with Section 8.4(a) above, then: (1) the Indemnified Person shall have the exclusive right, at its election, to control the defense of such Proceeding (with counsel selected by the Indemnified Person and reasonably satisfactory to the Indemnifying Person); and (2) the Indemnifying Person will be bound by any judgment entered or any determination made in such Proceeding and by any settlement, adjustment or compromise effected by any Purchaser Indemnified Person with respect to such Proceeding provided that the Indemnifying Person consents in writing to such settlement, adjustment or compromise.

(c) Notwithstanding anything to the contrary contained in this Section 8.4, and notwithstanding any election made by the Indemnifying Person to assume the defense of any Proceeding in accordance with Section 8.4(a), the Indemnified Person may (by notifying the Indemnifying Person) elect to assume, and shall have the exclusive right to control, the defense of any Proceeding of the type referred to in Section 8.4(a) (with counsel selected by the Indemnified Person and reasonably satisfactory to the Indemnifying Person) if:

(i) the Indemnifying Person is also a party to such Proceeding, and counsel to the Indemnified Person determines in good faith that joint representation would give rise to a conflict of interest or would otherwise be inappropriate in such Proceeding; or

(ii) the Indemnified Person is a Purchaser Indemnified Person and such Proceeding relates directly to any Transferred IP;

provided, however, that, if the Indemnified Person assumes the defense of a Proceeding in accordance with this Section 8.4(c): (A) the Indemnified Person shall keep the Indemnifying Person informed of all material developments relating to such Proceeding; (B) the Indemnifying Person shall be entitled to participate (at its own expense) in the defense of such Proceeding; and (C) the Indemnified Person shall not settle, adjust or compromise such Proceeding or any of the claims made in connection therewith without the prior written consent of the Indemnifying Person (which consent may not be unreasonably withheld or delayed by the Indemnifying Person).

9. POST-CLOSING MATTERS.

9.1 Employee Matters.

(a) Purchaser will extend an offer of employment to certain of the Business Employees who are actively employed by Seller or a Subsidiary of Seller as of the date such offer is extended. On the later of (i) the day following the Closing Date or (ii) the date preceding such date on which Purchaser’s offer of employment to an applicable Business Employee may become effective (the “Hiring Date”), Seller or the applicable Subsidiary of Seller shall terminate the employment of each Business Employee who receives and accepts an offer of employment extended by Purchaser. Effective as of the applicable Hiring Date, Purchaser will hire each Business Employee who timely accepts the offer of employment extended to such individual by Purchaser and who satisfies all contingencies of such offer (each a “Hired Employee”). In connection with the offers of employment described in this Section 9.1(a), Seller shall not interfere with Purchaser’s solicitation of such Business Employees, and Seller shall provide such reasonable assistance as Purchaser may reasonably request in connection with such solicitation of employment, provided that such solicitation is conducted during normal business hours and does not interfere with Seller’s operations.

(b) Purchaser will use commercially reasonable efforts to compensate and/or provide each Hired Employee with employee benefit programs and policies that are substantially comparable in the aggregate to the benefits provided under Purchaser’s or its Subsidiaries’ employee benefit programs to similarly situated employees (it being understood that nothing in this sentence is intended to bind Purchaser with respect to severance or similar benefits).

(c) Seller and each Subsidiary of Seller shall be fully responsible for any and all Liabilities and Claims arising out of or relating to: (i) Seller’s or any of its Subsidiaries’ or ERISA Affiliate’s employment or termination of employment of any Business Employee, and (ii) Seller Plans (collectively, the “Retained Employment Liabilities”). Retained Employment Liabilities also shall include any Liabilities and Claims relating to employment agreements, change in control agreements, sale bonuses and other retention arrangements established by Seller or its ERISA Affiliates regardless of whether such Liabilities and Claims arise before, on or after the Closing Date. Seller shall reimburse, indemnify and hold harmless Purchaser, its affiliates and its employee benefit plans for any and all Liabilities and Claims incurred by any of them in connection with any Retained Employment Liabilities.

(d) Except as provided in Section 9.1(c), Purchaser shall be fully responsible for any and all Liabilities and Claims arising out of or relating to: (i) Purchaser’s employment or termination of employment of any

Hired Employee; and (ii) Purchaser’s employee benefit plans, except (under clauses “(i)” and “(ii)” of this sentence) to the extent the Liability or Claim relates to any circumstance, condition or event that existed or occurred prior to the Hiring Date (collectively referred to herein as “Post-Hiring Date Employment Liabilities”). Purchaser shall reimburse, indemnify and hold harmless Seller, its Subsidiaries and the Seller Plans for any and all Liabilities and Claims incurred by any of them in connection with any Post-Hiring Date Employment Liabilities.

(e) Purchaser shall provide each Hired Employee with credit for eligibility and vesting (but not benefit accrual) purposes under Purchaser’s 401(k) plan for service on and prior to the Hiring Date with Seller and its Subsidiaries credited under the comparable Seller Plans. Such service shall not be recognized for any purpose under any defined benefit pension plan, retiree health plan, sabbatical program or for determining the amount of any severance benefit.

(f) Effective as of the applicable Hiring Date, Seller shall permit each Hired Employee to: (i) elect a distribution of his or her account balance in Seller’s 401(k) Plan, pursuant to the provisions thereof; or (ii) elect to retain his/her account balance in Seller’s 401(k) Plan to the extent required by applicable Legal Requirements.

(g) Seller shall provide healthcare continuation coverage, under COBRA, or similar state statute, to all current and former Business Employees (including all Business Employees who do not become Hired Employees) who are or become qualified M&A beneficiaries (as may be defined in Section 4980B(g)(1) of the Code or applicable regulations) with respect to the Seller Plans.

(h) Responsibility for workers’ compensation claims of Business Employees arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) prior to or on the Closing Date (or the applicable Hiring Date, if later) shall remain with Seller or Seller’s Subsidiaries. Purchaser shall have responsibility for workers’ compensation claims of Hired Employees arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) after the applicable Hiring Date.

(i) Seller and Seller’s Subsidiaries shall retain full responsibility for compliance with those provisions of the Worker’s Adjustment and Retraining Notification Act of 1988, as amended, and any similar Legal Requirement that is binding upon Seller or any Subsidiary of Seller and shall indemnify Purchaser for any Liabilities related thereto.

(j) As of the applicable Hiring Date, Seller shall, and shall cause each applicable Subsidiary of Seller to, terminate, waive and release its rights under any covenants regarding noncompetition, non-solicitation, conflicting obligations and other similar rights (but only to the extent such covenants, obligations or rights are related to the Business or the Transferred Assets) under any Contracts between Seller or any of its Subsidiaries and the Hired Employees provided that such Hired Employee commences employment with Purchaser.

(k) Prior to the Closing Date (or the applicable Hiring Date, if later), neither Seller nor any of its Subsidiaries shall communicate with Business Employees regarding matters relating to post-Hiring Date employment with Purchaser, including post-Hiring Date employee benefit plans and compensation, without the prior written approval of Purchaser.

(l) In connection with the Transactions, certain Hired Employees will be eligible to receive a bonus, subject to certain conditions and approval of the Transactions by Parent’s board of directors. The size of the bonus pool and terms of the payments will be mutually agreed upon by Parent and Seller.

(m) No provision of this Agreement shall create any third-party beneficiary rights in any employee of Seller, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of Seller by Purchaser or under any benefit plan which Purchaser may maintain.

9.2 Tax Cooperation; Allocation of Taxes.

(a) Seller agrees to furnish or cause to be furnished to Purchaser, upon request, as promptly as practicable, such information and assistance relating to the Business or the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Business or the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall file all Tax Returns for any such taxable period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Business or the Transferred Assets, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 20 days after delivery of such statement. In the event that either Seller or Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 9.2(b), the other party shall make such reimbursement promptly but in no event later than 20 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.3 Merchant Contracts and Merchant and Consumer Data.

(a) Promptly following the Closing, Seller will offer to each of the merchant customers whose contracts with Seller are being assumed by Purchaser in accordance with Section 1.5(b) (collectively. the “Transferred Customers”) a written opportunity to Opt Out. The content of such offer will be drafted by Purchaser and consented to by Seller, which consent shall not be unreasonably withheld or delayed. Such offer shall include notice to each Transferred Customer that electing to Opt Out and to not otherwise provide their contact information to Purchaser will result in termination of such Transferred Customer’s merchant services agreement and related payment processing services (the “Opt-Out Notice”). Purchaser will not (a) during the 30-day period following the date the Opt-Out Notice is delivered to the Transferred Customers (the “Opt-Out Period”), contact any Transferred Customer if Seller is the source of such Transferred Customer’s name or other contact information or (b) following the Opt-Out Period, contact any Transferred Customer that has Opted Out if Seller is the source of such Transferred Customer’s name or other contact information. Following the end of the Opt-Out Period, Seller shall, upon request by Purchaser, deliver a second notice to all Transferred Customers that have Opted Out, the content of which shall be drafted by Purchaser and consented to by Seller (which consent shall not be unreasonably withheld or delayed), for purposes of retaining such Transferred Customers.

(b) Seller and Purchaser acknowledge that if a Transferred Customer Opts Out, Purchaser would not have the necessary information to enable Purchaser to continue to perform the merchant services agreement with such Transferred Customer, unless Purchaser obtains such information directly from such Transferred Customer.

(c) For Transferred Customers who do not Opt Out, during the period commencing on the Closing Date and ending on the earlier of: (i) the date that such Transferred Customer consents to Purchaser’s handling of such Transferred Customer’s data in accordance with Purchaser’s privacy policy, where the method of such consent has first been authorized by TRUSTe for Parent or Purchaser in a process involving Seller’s participation and input; or (ii) the date that such Transferred Customer renews or amends such Transferred

Customer’s merchant services agreement where such amendment includes permitting handling of such Transferred Customer’s data in accordance with Purchaser’s privacy policy, Purchaser will use each piece of individually-identifiable information of Transferred Customers or such Transferred Customers’ customers that is included in the Transferred Assets only for the purposes of: (A) sending customers updates or other important information about Purchaser’s financial-related payment services and products; (B) facilitating the billing, collection, support, renewal, and purchase of Purchaser’s financial-related payment products and services, including disclosures to third party services providers only for use in such facilitation and only under obligations of strict confidentiality; (C) providing necessary information to appropriate financial institutions, processors, and third parties under contract with Purchaser in order to provide payment services to the customer; (D) disclosures to third parties (including local, state, federal, national or international government or law enforcement authorities) as necessary in order to comply with applicable laws and regulations; (E) disclosures to third parties in order to investigate, prevent, or take action regarding suspected illegal activities or suspected fraud, or to enforce or apply Purchaser’s agreements; or (F) internal statistical and business strategy analysis. In addition, Purchaser will comply with any requests from Transferred Customers or such Transferred Customers’ customers to opt out of receiving marketing, advertising, or promotions, whether such requests were made to Seller prior to the Closing (for only those Transferred Customers and Transferred Customers’ customers enumerated as having made such requests on a list provided by Seller to Purchaser at the Closing) or to Purchaser. The preceding sentence will not apply to marketing, advertising or promotions by Parent to its prior-existing customers that have not made such requests to Purchaser.

(d) Following the Closing, Seller shall treat the personal information of Purple’s customers and Purple’s customers’ customers confidentially and shall use such information for the sole purpose of providing services to such parties on Purchaser’s behalf.

(e) Seller will maintain payment processing data related to all consumer transactions for one year following each such transaction that Seller handled, whether while in direct contract with merchant customers before the merchant agreements were assigned to Purchaser, or while acting as a service provider for Purchaser during the term of the Transition Services Agreement. For transactions that took place before the merchant agreements were assigned, Purchaser will not have access to such data (other than Cleansed Data) but Seller will assist Purchaser with follow-up actions related to such transactions as set forth in the Transition Services Agreement.

9.4 Australian Arrangements. If the Seller Contract identified in item #1 on Schedule 4.10 has not been amended as set forth on Schedule 4.10 prior to the Closing, then as promptly as practicable following the Closing, Seller shall cause VeriSign Australia Limited to enter into a reseller arrangement with Purchaser on substantially the same economic terms as the terms with the top reseller partners of the Business.

10. MISCELLANEOUS PROVISIONS.

10.1 Further Actions.

(a) From and after the Closing Date, Seller shall reasonably cooperate (and shall cause its Subsidiaries to so cooperate) with Purchaser and Purchaser’s Representatives, and shall cause to be executed and delivered such documents and cause such other actions to be taken as Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Transferred Assets. To the extent that the parties hereto have been unable to obtain any Consent that is necessary to be obtained for the transfer to Purchaser of any of the Transferred Assets by the Closing Date: (i) such Transferred Asset (a “Specified Asset”) shall not be assigned or transferred to Purchaser until such time as such Consent is obtained; and (ii) Seller shall use its commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, Seller shall cooperate (and shall cause its Subsidiaries to cooperate), and shall use its commercially reasonable efforts to cause its (and its Subsidiaries’) Representatives to cooperate, with Purchaser in any lawful arrangement designed to provide Purchaser with the benefits of such Specified Assets at no cost to Purchaser in excess of the cost Purchaser would have incurred (without modification to the terms of any Contract) if the Consent had been obtained. If a required Consent with respect to a Specified Asset is obtained after the Closing Date, the Specified Asset subject to such Consent shall be deemed to have been assigned and transferred to Purchaser as of the date such Consent is effective.

(b) After the Closing, if Seller or any Subsidiary of Seller receives any payment, refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Purchaser, Seller shall promptly remit or shall cause to be remitted, such amount to Purchaser. After the Closing, if Purchaser or Parent or any affiliate thereof receives any amount in respect of an Excluded Asset or is otherwise properly due and owing to Seller, Purchaser, Parent or such affiliate shall promptly remit or shall cause to be remitted, such amount to Seller.

10.2 Continuing Access to Information.

(a) After the Closing Date, Purchaser shall give Seller and its Representatives reasonable access during normal business hours to (and shall allow Seller and its Representatives to make copies of) any accounting books and records and other financial data acquired by Purchaser hereunder as may be necessary for: (i) preparation of tax returns and financial statements which are the responsibility of Seller; (ii) management and handling of any tax audits and tax disputes; and (iii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation, or for any other reasonable purpose. After the Closing Date, Purchaser shall give Seller and its Representatives reasonable access during normal business hours to the Continuing Employees to provide the foregoing materials and for preparation and testimony in any Proceeding identified in Part 2.5(h) of the Disclosure Schedule or in any other legal proceeding commenced after the Closing Date to the extent that the Continuing Employees have information that is relevant to any such other legal proceeding.

(b) After the Closing Date, Seller shall give Purchaser and its Representatives reasonable access during normal business hours to (and shall allow Purchaser and its Representatives to make copies of) any books and records and other data relating to the Business or the Transferred Assets as may be necessary for: (i) preparation of tax returns and financial statements which are the responsibility of Purchaser; (ii) management and handling of any tax audits and tax disputes; and (iii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation, or for any other reasonable purpose.

(c) For a period of one year after the Closing Date, Seller shall: (i) give (and shall cause its Subsidiaries to give) Purchaser and its Representatives reasonable access during normal business hours to (and shall allow Purchaser and its Representatives to make copies of) any other books and records of Seller and its Subsidiaries to the extent relating to the Transferred Assets for any reasonable purpose relating to the Business; and (ii) make its Representatives (and the Representatives of its Subsidiaries) available to Purchaser at reasonable times during normal business hours to answer questions related to the Transferred Assets and the Business.

10.3 Publicity. Seller and Purchaser shall mutually agree on a joint press release to be issued by the parties following the execution and delivery of this Agreement. Each of Purchaser and Seller shall ensure that, on and at all times after the date of this Agreement no press release or other publicity disclosing any of the terms of this Agreement or any of the other Transactional Agreements is issued or otherwise disseminated by or on behalf of it or any of its Subsidiaries without the other’s prior written consent; provided, however, that the terms of this Agreement and the other Transactional Agreements may be disclosed: (a) to the extent required by law, including the rules promulgated by the SEC, provided that the disclosing party cooperates with the other as reasonably requested; and (b) to the extent otherwise disclosed in the joint press release referred to in the first sentence of this Section 10.3, or in any other press release or publicity issued by either Seller, Parent or Purchaser in accordance with the terms of this Section 10.3. Seller shall (and shall cause each of its Subsidiaries to) keep strictly confidential, and Seller shall not (and shall cause each of its Subsidiaries not to) use or disclose to any other Person, any non-public document or other information that relates to the Business. Purchaser acknowledges that Seller will be required to file with or furnish to the SEC a copy of this Agreement.

10.4 Fees and Expenses.

(a) Subject to the provisions of Section 8 (including the indemnification and other obligations of Purchaser thereunder) Seller shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by Seller or any of its Subsidiaries or by any Representatives of Seller or any of its Subsidiaries in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained by Seller or any of Seller’s Subsidiaries in connection with any of the Transactions; and (iv) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 8 (including the indemnification and other obligations of Seller thereunder), Parent or Purchaser shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by Parent, Purchaser, any Subsidiary of Parent or Purchaser or any Representative of Parent or Purchaser in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained by Purchaser, Parent or any of their respective Subsidiaries in connection with any of the Transactions; and (iv) the consummation and performance of the Transactions.

(c) Notwithstanding anything to the contrary contained in Section 10.4(a). Section 10.4(b) or elsewhere in this Agreement, and regardless of whether or not the Closing takes place, Seller and Purchaser shall each bear and pay 50% of the amount of any filing fee payable under the HSR Act in connection with the Transactions.

10.5 Attorneys’ Fees. Except as expressly set forth in any Transactional Agreement as it relates to such Transactional Agreement, or in Schedule 10.9(c) as it relates to any Arbitrable Claim, if any Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party (as determined by the judge or arbitrator of such Proceeding) shall be entitled to recover reasonable attorneys’ fees, costs and disbursements incurred in such Proceeding (in addition to any other relief to which the prevailing party may be entitled).

10.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Seller:

VeriSign, Inc.
487 East Middlefield Road
Mountain View, CA 94043
Attention: General Counsel
Facsimile: (650) 426-5113

with copy to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Douglas N. Cogen
Jeffrey R. Vetter
Facsimile: (650) 938-5200

if to Parent:

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125
Attention: General Counsel
Facsimile: (408) 376-7513

if to Purchasers:

PayPal, Inc.
eBay Park North
2211 North First Street
San Jose, CA 95131
Attention: General Counsel
Facsimile: (408) 967-9911

10.7 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.9 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in this Agreement, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding;

(ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 8 and any claim for a monetary remedy (such as in the case of a claim based on fraud or willful misconduct) relating to this Agreement or the Transactions after the Closing shall be brought and resolved exclusively in accordance with Schedule 10.9(c); provided, however, that nothing in this Section 10.9(c) shall prevent Seller or Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction.

10.10 Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon: Seller and its successors and assigns (if any); Purchaser and its successors and assigns (if any) and Parent and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; the Seller Indemnified Persons; Parent; Purchaser; the other Purchaser Indemnified Persons; and the respective successors and assigns (if any) of the foregoing.

(b) Purchaser may freely assign any or all of its rights under this Agreement, including its rights under Section 8, in whole or in part, to any other Person without obtaining the consent or approval of any other Person. Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Purchaser’s prior written consent.

(c) Except for the provisions of Section 8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no employee or creditor of Seller, including the Continuing Employees, shall have any rights under this Agreement or under any of the other Transactional Agreements.

10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

10.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.15 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof; provided, however, that neither (a) the Confidentiality Agreement, dated June 27, 2005 between Parent and Seller; nor (b) the Confidentiality Agreement, dated June 27, 2005 between Purchaser and Seller shall be superseded and each such agreement shall remain in full force and effect in accordance with its terms.

10.16 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only: (a) the particular representation or warranty or covenant set forth in the corresponding numbered or lettered section herein permitting such disclosure; and (b) any other representation and warranty set forth in Section 2 to the extent that it is reasonably apparent from the wording of such information that such information is intended to qualify such other representation and warranty.

10.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

EBAY INC.,
a Delaware corporation

By:	/s/ Jeffrey D. Jordan
Name:	Jeffrey D. Jordan
Title:

PAYPAL, INC., a Delaware corporation

By:	/s/ Jeffrey D. Jordan
Name:	Jeffrey D. Jordan
Title:

PAYPAL INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland

By:	/s/ Mathias Entenmann
Name:	Mathias Entenmann
Title:

VERISIGN, INC., a Delaware corporation

By:	/s/ Stratton D. Sclavos
Name:	Stratton D. Sclavos
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Business. “Business” shall mean Seller’s payment processing service that enables merchants to authorize and settle the following payment types over the Internet: credit cards, debit card without pin, purchase cards, electronic checks and automated clearing house transactions. For the avoidance of doubt, (a) the “Business” consists of the following services offered by Seller: Payflow Pro, Payflow Link, Commerce Site Services (excluding SSL certificate component of Commerce Site Services), Recurring Billing Services, Point-of-Sale Payment Processing, Fraud Protection Services, Wireless Payment Services for prepaid replenishment and wireless payments, and Prepaid Top-up Services; and (b) the “Business” does not include any of Seller’s products or services outside of its Payment Services business, including Seller’s Security Services business, Naming & Directory Services business and Communications Services business.

Business Employee. “Business Employee” shall mean any employee of Seller or any Subsidiary of Seller that performs services or has responsibilities primarily with respect to the Business.

Business Material Adverse Effect. “Business Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the Transferred Assets; (b) the Business or the financial condition, operations or results of operations of the Business; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Business Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Business participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the Business or any of the Transferred Assets; (ii) the loss of (or failure to generate) revenues resulting directly from any delay or cancellation by customers (including merchants, resellers and distributors) of any orders arising directly from the announcement or pendency of the Transactions; or (iii) any failure by the Business to meet internal projections or forecasts on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Business Material Adverse Effect and may be taken into account in determining whether a Business Material Adverse Effect has occurred); or (c) the ability of Seller to consummate the transactions contemplated by the Agreement, the Transition Services Agreement or the License Agreement or to perform any of its material covenants or obligations under the Agreement, the Transition Services Agreement or the License Agreement.

Business Offering. “Business Offering” shall mean each proprietary product or service developed, marketed, sold, offered or supported by or on behalf of Seller or any of its Subsidiaries for the Business as of the date of the Agreement or during the Pre-Closing Period.

Claim. “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

Cleansed Data. “Cleansed Data” shall mean merchant type, merchant ID, terminal ID (if applicable), transaction date and amount and zip code and will expressly not include any data that would allow an individual to be identified.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA and the regulations thereunder.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization), whether affirmatively or by silence (such as consent provided by not Opting Out).

Contract. “Contract” shall mean any written or oral agreement, contract, understanding, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Covered Assets. “Covered Assets” shall mean any asset that would constitute a Transferred Asset pursuant to the terms of the Agreement if such asset were owned or held by Seller or any Subsidiary of Seller as of the Closing Date.

Damages. “Damages” shall include any loss, damage, injury, Liability, Claim, settlement, judgment, award, fine, penalty, fee (including any reasonable legal fees, expert fees, accounting fees or advisory fees), charge, cost (including any reasonable cost of investigation) or expense of any nature (it being understood that any fees, costs or expenses incurred by an Indemnified Person in connection with any Proceeding relating to any of the matters set forth in Section 8.2(a) or Section 8.3(a) of the Agreement, as the case may be, including any Proceeding commenced by any Indemnified Person for the purpose of enforcing any of its rights under Section 8 of the Agreement, shall be included in “Damages”). Damages shall not include special, consequential or punitive damages, except to the extent that any such damages are awarded to a third party and become payable to such third party by an Indemnified Person.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, right of possession, lease, tenancy, license, encroachment, interference, right, proxy, option, right of first refusal, preemptive right, legend, imperfection of title or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body lawfully exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge. Information shall be deemed to be known to or to the “Knowledge” of Seller if that information is actually known by, or would have been discovered following reasonable inquiry concerning the existence of such fact or other matter of those Persons who act in any managerial or supervisory capacity in connection with the Business and who reasonably would have been expected to have knowledge thereof by, any executive officer of Seller or any other Person identified on Annex I to this Exhibit A.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation lawfully issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Opt Out. To have “Opted Out” shall mean that a Transferred Customer has requested in writing to Seller or to Purchaser, within 30 days after delivery by Seller of the Opt-Out Notice, that individually identifiable information related to such Transferred Customer not be transferred from Seller to Purchaser or any affiliate of Purchaser.

Order. “Order” shall mean any: order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

Parent. “Parent” shall mean eBay Inc., a Delaware corporation and sole stockholder of Purchaser.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

Parent Average Stock Price. “Parent Average Stock Price” shall mean the average of the closing sale price of Parent Common Stock as reported on the Nasdaq National Market for the 10 trading day period ending immediately prior to (and excluding) the trading day immediately before the Closing Date.

Permitted Encumbrances. “Permitted Encumbrances” means (i) Encumbrances with respect to the payment of Taxes, in all cases which are not yet due or payable; (ii) statutory Encumbrances of landlords and Encumbrances of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Encumbrances imposed by law created in the ordinary course of business for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted; (iii) non-exclusive licenses granted by Seller in the ordinary course of business that would not reasonably be expected to materially interfere with the use of any of the Transferred Assets; (iv) non-exclusive licenses identified in Part 2.5(a)(iv)(B) of the Disclosure Schedule; (v) non-exclusive licenses granted by Seller or any Subsidiary of Seller pursuant to a Standard Form Agreement; and (vi) rights granted by Seller or any Subsidiary of Seller in non-disclosure agreements entered into in the ordinary course of business providing revocable, non-exclusive rights to use confidential information of Seller or any Subsidiary of Seller for a limited purpose.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Prohibited Transaction. “Prohibited Transaction” shall mean any transaction involving, directly or indirectly, the sale, lease, license, transfer or disposition of all or any portion of the Business, other than the license or sale of Business Offerings to third parties in the ordinary course of business consistent with past practices.

Purchaser Indemnified Persons. “Purchaser Indemnified Persons” shall mean the following Persons: (a) Purchaser; (b) Parent; (c) International; (d) the current and future affiliates of the Persons referred to in clause “(a)” through “(c): above; (e) the respective Representatives of the Persons referred to in clauses “(a)” through “(d)” above; and (f) the respective successors and assigns of the Persons referred to in clauses “(a)” through “(e)” above.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Seller Business Software. “Seller Business Software” shall mean any software incorporated into, or used directly in the development, manufacturing, provision, distribution, installation or support of, any Business Offerings.

Seller Contract. “Seller Contract” shall mean any Contract: (a) to which Seller or any Subsidiary of Seller is a party; (b) by which Seller or any Subsidiary of Seller or any of its assets is or may become bound or under which Seller or any Subsidiary of Seller has, or may become subject to, any obligation; or (c) under which Seller or any Subsidiary of Seller has or may acquire any right or interest.

Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of Seller or any Subsidiary or other affiliate of Seller.

Seller IP. “Seller IP” shall mean all Intellectual Property Rights and Intellectual Property embodied in the Seller Business Software or incorporated into, or used directly in the development, manufacturing, distribution, installation or support of, any Business Offering.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests or such Entity.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest) imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Transition Services Agreement; (c) the License Agreement; (d) the Noncompetition Agreement; (e) the Non-Solicitation/No Hire Agreements; (f) the Bill of Sale and Assignment and Assumption Agreement; (g) the Seller Closing Certificate; (h) if Purchaser makes the Stock Payment Election, the Registration Rights Agreement; (i) if Purchaser makes the Stock Payment Election, the Investor Certification; (j) the Strategic Relationship Agreement; (k) the Trademark License Agreement; and (l) all bills of sale, assignments, business transfer agreements and other agreements delivered or to be delivered in connection with the transactions contemplated by the Agreement.

Transactions. “Transactions” shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Transferred Assets by Seller to Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser in accordance with the Agreement and the Bill of Sale and Assignment and Assumption Agreement; and (iii) the performance by Seller and Purchaser of their respective obligations under the Transactional Agreements, and the exercise by Seller and Purchaser of their respective rights under the Transactional Agreements.

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (the “Amendment”) is made and entered into as of November 18, 2005, by and among VERISIGN, INC., a Delaware corporation (“Seller”), EBAY INC., a Delaware corporation (“Parent”), PAYPAL, INC., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Parent, and PAYPAL INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland and a wholly owned subsidiary of Purchaser (“International” and together with Purchaser, “Purchasers”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. WHEREAS, Seller, Parent and Purchasers have entered into that certain Asset Purchase Agreement dated as of October 10, 2005 (the “Purchase Agreement”);

B. WHEREAS, Seller, Parent and Purchasers desire to amend the Purchase Agreement in accordance with terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller, Parent and Purchasers agree to amend the Purchase Agreement as follows:

AMENDMENT

1. Amendment.

(a) Schedule 1.1(c) is hereby amended and restated in its entirety as set forth on Schedule A attached hereto.

(b) Schedule 1.1(f) is hereby amended and restated in its entirety as set forth on Schedule B attached hereto.

(c) Schedule 5.9(a) is hereby amended and restated in its entirety as set forth on Schedule C attached hereto.

(d) Schedule 5.9(d) is hereby amended and restated in its entirety as set forth on Schedule D attached hereto.

2. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Purchase Agreement shall continue in full force and effect.

3. Effective Date of Amendment. This Amendment shall become effective immediately upon the execution hereof by Seller, Parent and Purchasers.

4. Continuing Effectiveness. The Purchase Agreement, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect. Seller, Parent and Purchasers hereby reaffirm the continuing effectiveness of the Purchase Agreement.

5. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

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The parties to this Amendment have caused this Amendment to be executed and delivered as of the date first written above.

EBAY INC.,
a Delaware corporation

By:	/s/ Jeffrey D. Jordan

Name:	Jeffrey D. Jordan

Title:

PAYPAL, INC., a Delaware corporation

By:	/s/ Stephanie Tilenius

Name:	Stephanie Tilenius

Title:

PAYPAL INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland

By:	/s/ Mathias Entenmann

Name:	Mathias Entenmann

Title:

VERISIGN, INC., a Delaware corporation

By:	/s/ Stratton D. Sclavos

Name:	Stratton D. Sclavos

Title:	President & Chief Executive Officer

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